SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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YELP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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YELP INC.
140 New Montgomery Street
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 13, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, April 13, 2016 at 9:00 a.m. (Pacific Time).

We are pleased to announce that this year, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/YELP. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable increased stockholder attendance and participation by allowing stockholders to participate from any location around the world.

At the Annual Meeting, stockholders will vote on the following matters:

1.	To elect the three nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2019 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

4.	To approve the Company’s 2012 Equity Incentive Plan, as amended, to:

	a.	increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 3,000,000 shares; and

	b.	increase the maximum number of shares that may be automatically added to the share reserve on January 1 of each year from January 1, 2017 through January 1, 2022 from 4.0% to 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year.

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is February 16, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

We look forward to your attendance at our Annual Meeting.

By Order of the Board of Directors

Laurence Wilson
Corporate Secretary

San Francisco, California
March 4, 2016

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

YELP INC.
140 New Montgomery Street
San Francisco, California 94105

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

April 13, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Yelp Inc., or the Board, is soliciting your proxy to vote at Yelp’s 2016 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held via a live audio webcast on Wednesday, April 13, 2016 at 9:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/YELP, where you will be able to listen to the meeting live, submit questions and vote online.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2015 Annual Report, are being distributed and made available on or about March 4, 2016. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders of record with instructions for accessing the proxy materials and voting over the Internet or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 4, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after March 14, 2016. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on February 16, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 67,611,020 shares of Class A common stock and 8,445,146 shares of Class B common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on February 16, 2016 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If on February 16, 2016 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

●	Proposal No. 1: the election of three directors;
●

Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;

●	Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
●	Proposal No. 4: the approval of our 2012 Equity Incentive Plan, as amended, to:
○	increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 3,000,000 shares; and
○

increase the maximum number of shares that may be automatically added to the share reserve on January 1 of each year from January 1, 2017 through January 1, 2022 from 4.0% to 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I attend and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

How do I vote?

You may vote “For” all the nominees to the Board, “Withhold” your vote from all nominees or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” the proposal, or abstain from voting. The procedures for voting are as follows:

Vote at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP. You will be asked to provide the control number from your Notice.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

The webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures.

Vote by Proxy

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.

If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

●

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on April 12, 2016 to be counted.

●

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on April 12, 2016 to be counted.

●

To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card or by submitting a ballot online during the Annual Meeting.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of February 16, 2016. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.

What happens if I do not vote?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2.

What if I return my proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

●	“For” the election of all three nominees for director;
●	“For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;
●	“For” the advisory approval of executive compensation; and
●	“For” the approval of our 2012 Equity Incentive Plan, as amended, to:

○	increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 3,000,000 shares; and
○

increase the maximum number of shares that may be automatically added to the share reserve on January 1 of each year from January 1, 2017 through January 1, 2022 from 4.0% to 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholders of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may grant a subsequent proxy by telephone or through the Internet.
●	You may submit another properly completed proxy card with a later date.
●	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.
●	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal No. 1 to elect directors, “For” and “Withhold” votes and broker non-votes, and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Effect of
Proposal			Effect of	Broker Non-
Number	Proposal Description	Vote Required for Approval	Abstentions	Votes
1	Election of Directors	Three nominees receiving the most “For” votes from the holders of shares present and entitled to vote	Withheld votes will have no effect	None

2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016	“For” votes from the holders of shares representing a majority of the voting power of the shares present and entitled to vote	Against	None*

3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of shares representing a majority of the voting power of the shares present and entitled to vote	Against	None

4	Approval of our 2012 Equity Plan, as amended	“For” votes from the holders of shares representing a majority of the voting power of the shares present and entitled to vote	Against	None

*	Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

What is the quorum requirement?

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if shares representing a majority of the aggregate voting power of shares of Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the record date, there were 67,611,020 shares of Class A common stock and 8,445,146 shares of Class B common stock outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 76,031,241 votes must be present in person, by remote communication or represented by proxy at the Annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by November 4, 2016 to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on January 13, 2017 nor earlier than the close of business on December 14, 2016. However, if our 2017 Annual Meeting of Stockholders is not held between March 14, 2017 and May 13, 2017, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chair of the 2017 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2017 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our Bylaws, if the 2017 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2016. If elected at the Annual Meeting, each of these nominees would serve until the 2019 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Under our Corporate Governance Guidelines, directors are encouraged and expected to attend the Annual Meeting. Eight out of the nine then-current directors attended the 2015 Annual Meeting of Stockholders.

The following table sets forth information with respect to our directors, including the three nominees for election at the Annual Meeting, as of February 16, 2016:

		Director	Principal Occupation/
Name	Age	Since	Position Held With the Company
Class I Directors – Nominees for Election at the Annual Meeting
Fred D. Anderson, Jr.	71	Feb. 2011	Managing Director, Elevation Partners and NextEquity Partners
Peter Fenton	43	Sept. 2006	General Partner, Benchmark Capital
Jeremy Levine	42	Nov. 2005	Partner, Bessemer Venture Partners

Class II Directors – Continuing in Office until the 2017 Annual Meeting
Diane M. Irvine	57	Nov. 2011	Chairperson of the Board; Independent Advisor
Mariam Naficy	45	Jan. 2014	Chief Executive Officer, Minted LLC

Class III Directors – Continuing in Office until the 2018 Annual Meeting
Geoff Donaker	43	Dec. 2010	Chief Operating Officer
Robert Gibbs	44	May 2012	Executive Vice President, Global Chief Communications Officer, McDonald’s Corporation
Jeremy Stoppelman	38	Sept. 2005	Co-Founder and Chief Executive Officer

Each of the listed nominees was recommended for election by the Nominating and Corporate Governance Committee of the Board, or the Nominating Committee. Our Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated these nominees in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Each of the nominees listed below is currently a director. A brief biography of each nominee and each director whose term will continue after the Annual Meeting is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

Fred D. Anderson, Jr. serves as a Managing Director of Next Equity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he co-founded in July 2004, making venture capital and private equity investments in technology and digital media companies. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of mobile communication and media devices, personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, as amended, or the Securities Act, and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13 and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also served on the boards of directors of Apple from June 2004 to September 2006, Palm, Inc. from October 2007 to July 2010 and Move, Inc. from November 2006 to March 2012. Mr. Anderson currently serves on the board of directors of eBay Inc., an Internet marketplace and online payments platform company, and the board of trustees of Whittier College. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles. The Nominating Committee believes Mr. Anderson’s extensive financial management expertise as the former Chief Financial Officer of global technology firms gives him the experience, qualifications and skills to serve as a director. In addition, his significant expertise on the boards of directors of other public and private technology companies at various stages of development provides the Board with important perspectives on corporate governance matters.

Peter Fenton has been a General Partner at Benchmark, a venture capital firm, where his investment interests include software, digital media and technology-enabled devices, since September 2006. Prior to joining Benchmark, Mr. Fenton was a Managing Partner at Accel Partners, a venture capital firm, from October 1999 to May 2006. Prior to joining the venture capital community, he was a General Manager of Video at Autonomy Virage, Inc., a multimedia information retrieval company, from April 1996 to April 1998. Mr. Fenton also serves on the boards of directors of Twitter, Inc., Hortonworks, Inc., Zendesk, Inc. and New Relic, Inc. He holds a B.A. in Philosophy from Stanford University and an M.B.A. from the Stanford University Graduate School of Business. The Nominating Committee believes Mr. Fenton should serve on the Board due to his extensive experience with providing guidance and counsel to a wide variety of Internet and technology companies and serving on the boards of directors of a range of public and private companies.

Jeremy Levine is a Partner at Bessemer Venture Partners, a venture capital firm, which he joined in May 2001, where his investment interests include entrepreneurial startups and high growth companies in industries including consumer Internet, consumer software and business software and services. Prior to joining Bessemer, Mr. Levine was Vice President of Operations at Dash.com Inc., an Internet software publisher, from June 1999 to May 2001. Prior to Dash, Mr. Levine was an Associate at AEA Investors, a management buyout firm, where he specialized in consumer products and light industrials, from July 1997 to June 1999. Previously, Mr. Levine was with McKinsey & Company as a management consultant from June 1995 to July 1997. Mr. Levine also serves on the boards of directors of MINDBODY, Inc. and Shopify Inc. Mr. Levine holds a B.S. in Computer Science and Economics from Duke University. The Nominating Committee believes Mr. Levine should serve on the Board due to his experience providing guidance and counsel to a wide variety of Internet and technology companies and serving on the boards of directors of a range of public and private companies.

THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Diane M. Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011 and as President from February 2007 to November 2011. Ms. Irvine also served on the board of directors of Blue Nile from May 2001 to November 2011, and as the Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine currently serves on the boards of directors of Rightside Group, Ltd. and XO Group Inc. She previously served on the board of directors of CafePress Inc. from May 2012 to May 2015. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University. The Nominating Committee believes Ms. Irvine should serve on the Board due to her financial expertise and extensive experience in public company management.

Mariam Naficy has been the Chief Executive Officer of Minted LLC, an online marketplace for independent design and art, since she founded the company in June 2007. Prior to founding Minted, she was the general manager of the e-commerce division of The Body Shop International plc, a cosmetics retailer, from November 2003 to June 2007. She previously served as Vice President, Marketing and Product Development of Movielink, LLC, a web-based video on demand service, from April 2002 to May 2003, Interim Vice President of Marketing for Columbia Tristar International Television, a television and distribution and production company, from January 2002 to May 2002, and co-founder and Chief Executive Officer of Eve.com, an online cosmetics retailer, from June 1998 to October 2000, when it was acquired by Idealab. Ms. Naficy also sits on the board of Every Mother Counts, a non-profit organization founded to increase public awareness and support for improved maternal and child health. She holds a B.A. in Political Economy from Williams College and an M.B.A. from the Stanford University Graduate School of Business. The Nominating Committee believes Ms. Naficy should serve on the Board due to her expertise in operating and managing companies in the e-commerce sector.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Geoff Donaker joined us in 2005 and has served as our Chief Operating Officer since June 2006. Since joining Yelp, Mr. Donaker has helped to orchestrate our geographic expansion, build our revenue lines and hire our management team. Prior to joining us, Mr. Donaker served in various management and business development roles at Internet companies, including eBay and Excite, an Internet search and content provider, from 1998 to 2005. Mr. Donaker began his career with Mercer Management Consulting (now Oliver Wyman). He holds a B.S. in Mechanical Engineering from Stanford University. The Nominating Committee believes Mr. Donaker should serve on the Board due to his experience in the Internet industry and the perspective gained from working with us since our early stages.

Robert Gibbs has been Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global foodservice retailer, since June 2015. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barak Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and for Mr. Obama’s 2008 presidential campaign. Mr. Gibbs was Press Secretary for Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, having served as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University. The Nominating Committee believes Mr. Gibbs should serve on the Board due to his significant media, communications and public policy experience.

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Science from the University of Illinois. The Nominating Committee believes Mr. Stoppelman should serve on the Board due to the perspective gained from his experience as one of our founders and our Chief Executive Officer, as well as his experience in the Internet industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NYSE listing standards: Mses. Irvine and Naficy and Messrs. Anderson, Fenton, Gibbs, and Levine. In addition, the Board had previously determined that Max Levchin was an independent director within the meaning of the applicable NYSE listing standards prior to his resignation from the Board in July 2015.

In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, and Mr. Donaker, our Chief Operating Officer, are not independent by virtue of their employment with the Company.

BOARD LEADERSHIP STRUCTURE

Until Mr. Levchin’s resignation from the Board in July 2015, our Board had both an independent Chairman and Lead Independent Director: Messrs. Levchin and Anderson, respectively. We believed Mr. Levchin’s history with and knowledge of the Company made him best positioned to act as a bridge between management and the Board and to help ensure that the Board and management acted with a common purpose. The Board determined that it would also be beneficial to have a Lead Independent Director to reinforce the independence of the Board in its oversight of our business and affairs. Accordingly, the Board appointed Mr. Anderson, an independent director with deep technology and financial experience, as Lead Independent Director in November 2011.

Following Mr. Levchin’s resignation, the Board appointed Ms. Irvine as Chairperson and eliminated the position of Lead Independent Director in September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her role as Audit Committee Chair, allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. In our view, having a Chairperson that is far removed from management would have the potential to give rise to divided leadership, which could interfere with good decision making or weaken our ability to develop and implement strategy. The Board also believes, however, that Ms. Irvine’s independence is an essential complement to her familiarity with the Company and the two members of management on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.

Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairmanship in the best interests of the Board, the Company and its stockholders.

MEETINGS OF THE BOARD

The Board met eight times during 2015. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2015 for which he or she was a director or committee member, with the exception of Ms. Naficy, who attended 73% of such meetings.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD

The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2015 for each of the Board committees:

Name	Audit	Compensation	Nominating
Max Levchin			(1)
Fred D. Anderson, Jr.
Peter Fenton
Robert Gibbs
Diane M. Irvine
Jeremy Levine
Mariam Naficy
Total meetings in 2015	9	4	3
____________________

Committee Chairperson

Committee member

(1)	Mr. Levchin resigned from the Nominating Committee in connection with his resignation from the Board on July 24, 2015.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Yelp.

Audit Committee

The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:

●	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

●	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

●	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

●	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

●	considering and approving or disapproving all related-party transactions;

●	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

●	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Audit Committee is currently composed of three directors, Ms. Irvine and Messrs. Anderson and Gibbs, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Exchange Act). The Board has determined that Ms. Irvine and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s and Mr. Anderson’s level of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chair of the Audit Committee.

The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.”

Audit Committee Report(1)

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,
The Audit Committee of the Board of Directors

Diane M. Irvine, Chair
Fred D. Anderson, Jr.
Robert Gibbs

____________________

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:

●	determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;

●	reviewing and recommending to the full Board the compensation of our directors;

●	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

●	establishing policies with respect to equity compensation arrangements;

●	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

●	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Our Compensation Committee is currently composed of two directors, Messrs. Fenton and Anderson, each of whom the Board has determined to be independent under the NYSE listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Fenton is the Chair of the Compensation Committee.

The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.” Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.

The specific determinations of the Compensation Committee with respect to executive compensation for 2015 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating Committee

The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:

●	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;

●	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

●	reviewing and recommending to our Board any amendments to our corporate governance policies; and

●	reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.

The Nominating Committee is currently composed of two directors, Mr. Levine and Ms. Naficy, each of whom the Board has determined to be independent under the NYSE listing standards. Mr. Levchin served on the Nominating Committee until July 24, 2015, when he resigned from the Board and the Nominating Committee.

The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.”

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to represent rigorously the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.

In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.

To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”

The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to the members of our executive management on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.

The Audit Committee considers and discusses our major financial risk exposures, as well as the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”

Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as appropriate.

COMMUNICATIONS WITH THE BOARD

Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:

The Board of Directors
c/o Corporate Secretary
Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105

Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

CODE OF ETHICS

Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.yelp-ir.com under the section entitled “Corporate Governance.” If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In 2012, the Board documented the governance practices followed by the Company by adopting the Corporate Governance Guidelines to help ensure that the Board will have the necessary authority and practice in place to review and evaluate our business operations as needed to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charter of each committee of the Board, may be viewed at our website at www.yelp-ir.com under the section entitled “Corporate Governance.”

DIRECTOR COMPENSATION

The following table shows, for the year ended December 31, 2015, certain information with respect to the compensation of each of our non-employee directors.

Director Compensation for the Year Ended December 31, 2015

	Fees Earned or Paid	Option Awards
Name	in Cash ($)	($)(1)(2)(3)	Total ($)
Robert Gibbs	25,000	183,564	208,564
Diane Irvine	30,000	183,564	213,564
Mariam Naficy	22,500	183,564	206,064
____________________

(1)	The amount in this column represents the aggregate grant date fair value of a stock option award granted during the year ended December 31, 2015 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, “Stockholders’ Equity” in our Annual Report on Form 10-K for the year ended December 31, 2015, or our Annual Report.

(2)	In connection with our 2015 Annual Meeting of Stockholders, Ms. Irvine, Ms. Naficy and Mr. Gibbs were each granted an option to purchase 10,000 shares of our Class A common stock at an exercise price of $42.44 per share on July 1, 2015. The shares underlying each such option vest in equal monthly installments over four years following the date of grant.

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2015 was as follows: (i) 45,000 shares of Class A common stock for Mr. Gibbs; (ii) 20,000 shares of Class A common stock and 25,000 shares of Class B common stock for Ms. Irvine; and (iii) 22,500 shares of Class A common stock for Ms. Naficy. No other non-employee director held stock options as of December 31, 2015.

Director Compensation Arrangements

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Neither of our employee directors receives additional compensation for his service on the Board.

Given the value of the investments made by funds affiliated with certain of our non-employee directors, as well as the internal policies of certain of those funds, we historically did not provide non-employee directors who were affiliated with an institutional or venture investor of the Company with compensation for their service on the Board. As a result, during 2015, only Ms. Irvine, Ms. Naficy and Mr. Gibbs were eligible to receive compensation for their Board and Board committee services. However, recognizing that our venture investors had disposed of their holdings of Yelp stock, the Board revised our policy, effective January 1, 2016, to provide compensation to all non-employee directors. Accordingly, beginning in 2016, Messrs. Anderson, Fenton and Levine will also be eligible to receive compensation.

Cash Compensation. We currently provide the following cash compensation for Board and Board committee services, as applicable, to non-employee directors:

●	$20,000 per year for service as a Board member;

●	$10,000 per year for service as the Chair of the Audit Committee or Compensation Committee;

●	$5,000 per year for service as a member of the Audit Committee or Compensation Committee (other than as chair) or chair of any other committee; and

●	$2,500 per year for service as a member of any other committee (other than as chair).

Beginning in 2016, our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of shares of Class A common stock with an equivalent value. Such election must be made on an annual basis no later January 1 of the year for which the election is being made, except that the election for 2016 may be made up to March 31, 2016. The number of shares to be issued in lieu of cash fees will be calculated based on the average closing price of our Class A common stock on the NYSE over the 20 trading days prior to grant.

Equity Compensation. Each non-employee director is also currently entitled to receive an option to purchase 10,000 shares of our Class A common stock every other year on the date of our annual meeting of stockholders. Each such option will vest in equal monthly installments over four years following the date of grant. In addition, any new chair of the Audit Committee (if a new director) will also receive an option grant of 25,000 shares of Class A common stock. The option will vest over four years, with 25% vesting on the one-year anniversary of the date of grant and the remainder vesting on a monthly basis thereafter. We grant stock options with an exercise price of not less than the fair market value of our Class A common stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the years ended December 31, 2015 and 2014 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2015	2014
	(in thousands)
Audit Fees(1)	$1,350	$1,317
Tax Fees(2)	55	160
Total Fees	$1,405	$1,477
____________________

(1)	Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements and services in connection with our statutory and regulatory filings or engagements in those fiscal years.

(2)	Tax Fees are fees billed for tax compliance, advice and planning.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of our 2015 financial statements, we entered into certain engagement agreements with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. These agreements are subject to alternative dispute resolution procedures.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chair of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

REQUIRED VOTE

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Our executive compensation program emphasizes teamwork and long-term value creation through a philosophy of maintaining internal pay equity, tying a meaningful portion of compensation to the long-term value of our business and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. Consistent with this philosophy, the Compensation Committee has designed an executive compensation program that we believe has been effective at achieving its objectives of:

●	attracting and retaining talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

●	motivating these executive officers to achieve our business objectives;

●	aligning the interests of our executive officers with those of our stockholders; and

●	promoting teamwork while also recognizing the role that each executive officer plays in our success.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” equity compensation continued to be the principal component of our executive compensation program in 2015. Equity awards to our named executive officers directly link the most substantial component of their compensation to the long-term success of our business and generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

In 2015, for example, after reviewing our executive officers’ existing equity opportunities, our Compensation Committee determined that new equity awards would be appropriate for each officer to meet our long-term incentive and retention goals. However, in light of the large stock-based compensation expense associated with these equity awards, the Compensation Committee granted new long-term awards only to Messrs. Nachman and Wilson and planned to revisit the other executive officers in subsequent years. However, Messrs. Stoppelman, Krolik and Donaker each received a smaller, supplemental stock option grant with a two-year vesting schedule to provide a medium-term incentive in the absence of meaningful cash compensation in the cases of Messrs. Stoppelman and Donaker, and to supplement cash compensation below market levels in the case of Mr. Krolik. Our Compensation Committee believes these supplemental awards are also appropriate to maintain our focus on equity compensation and internal pay equity.

We believe this program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging our executives to assume excessive risks. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.

The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal No. 3 requires the vote of the holders of shares representing a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote will be at the 2017 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

PROPOSAL NO. 4

APPROVAL OF 2012 EQUITY INCENTIVE PLAN, AS AMENDED

On January 27, 2016, our Board and Compensation Committee approved the amendment of our 2012 Equity Incentive Plan, or 2012 Plan, subject to stockholder approval, to make the following material changes:

●

increase the aggregate number of shares of our Class A common stock reserved for issuance under the 2012 Plan by 3,000,000 shares, from 25,590,061 to 28,590,061 shares, subject to adjustment for certain changes in our capitalization; and

●

increase the maximum number of shares of our Class A common stock that may be automatically added to the share reserve of the 2012 Plan on January 1 of each year from January 1, 2017 until (and including) January 1, 2022 pursuant to the “evergreen” provision of the 2012 Plan, as described below, from 4.0% to 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year.

Accordingly, our Board is requesting stockholder approval of our 2012 Plan, as amended, or the Amended 2012 Plan.

Stockholder approval of the Amended 2012 Plan will also constitute approval of terms and conditions in the Amended 2012 Plan that will permit us to grant stock options, stock appreciation rights and performance stock and cash awards under the Amended 2012 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code disallows a deduction to any publicly-held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1,000,000. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. While we believe it is in the best interests of Yelp and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code, in certain circumstances, we may determine to grant compensation to covered employees that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we grant compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options, stock appreciation rights and performance stock awards, and the amount of cash subject to performance cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance awards may be granted (or become vested and/or exercisable). Accordingly, we are requesting that our stockholders approve the Amended 2012 Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance awards granted under the Amended 2012 Plan (as described in the summary below).

The Amended 2012 Plan will become effective immediately upon stockholder approval of this Proposal No. 4 at the Annual Meeting.

BACKGROUND

In January 2012, the Board initially adopted, and our stockholders subsequently approved, the 2012 Plan. The initial maximum number of shares of our Class A common stock issuable pursuant to awards under the 2012 Plan at the time of our initial public offering was 13,717,149 shares, which number is the sum of (i) 3,575,500 shares, (ii) 146,739 shares, representing the number of shares otherwise available for issuance under our 2011 Equity Incentive Plan, or 2011 Plan, at the time our 2012 Plan became effective, and (iii) certain shares subject to stock options or other stock awards granted under our 2011 Plan or our Amended and Restated 2005 Equity Incentive Plan, or 2005 Plan, that would have otherwise returned to our 2011 Plan or our 2005 Plan, as applicable, not to exceed 9,994,910 shares. In January 2013, the Board approved an amendment of the 2012 Plan, which was subsequently approved by our stockholders, to increase the aggregate number of shares of our Class A common stock reserved for issuance under the 2012 Plan by 2,000,000 shares. In addition, pursuant to the evergreen provision of the 2012 Plan, the aggregate number of shares of our Class A common stock reserved for issuance under the 2012 Plan was automatically increased by (i) 2,540,210 shares on January 1, 2013, (ii) 2,834,979 shares on January 1, 2014, (iii) 1,458,411 shares on January 1, 2015 and (iv) 3,039,312 shares on January 1, 2016.

The Board and Compensation Committee believe that our ability to provide equity compensation has been, and will continue to be, vital to our ability to attract and retain highly qualified and skilled employees. In January 2013, when the Board approved an amendment of our 2012 Plan to increase the aggregate number of shares of our Class A common stock reserved for issuance under the 2012 Plan, it believed that such increase, plus the automatic annual increase in shares reserved pursuant to the evergreen provision of the 2012 Plan, would allow us to provide adequate equity compensation to our employees based on internal forecasts, including our anticipated growth rates. However, since then we have aggressively invested in the growth of our business, including hiring additional employees, resulting in rapid growth in our headcount and operations. The number of our full-time employees has increased from approximately 1,387 as of December 31, 2012 to approximately 4,440 as of the date of this Proxy Statement, representing an increase of approximately 220%. As a result of this faster than anticipated growth in headcount, the Compensation Committee determined that increasing the aggregate number of shares of our Class A common stock reserved for issuance under the 2012 Plan by 3,000,000 shares and increasing the maximum number of shares of our Class A common stock that may be automatically added to the share reserve of the 2012 Plan on January 1 of each year from January 1, 2017 until (and including) January 1, 2022 pursuant to the evergreen provision of the 2012 Plan, from 4.0% to 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, would be appropriate to facilitate the continued growth of our business by enabling us to continue to attract, retain and incentivize employees through the grant of equity compensation.

If this Proposal No. 4 is approved by our stockholders, the Amended 2012 Plan will become effective on the date of the Annual Meeting. In the event our stockholders do not approve this Proposal No. 4, the 2012 Plan will continue in its current form.

OVERHANG

The following table provides certain additional information regarding our equity incentive program.

As of December 31,
2015
Total Shares Subject to Outstanding Stock Options(1)(2)	8,206,774
Weighted-Average Exercise Price Per Share of Outstanding Stock Options(1)(2)	$20.9343
Weighted-Average Remaining Term of Outstanding Stock Options(1)(2)	6.45 years
Total Shares Subject to Outstanding Restricted Stock Unit Awards(1)(2)(3)	4,094,387
Total Shares of Class A Common Stock Available for Grant under the 2012 Plan(4)	5,702,223
Total Shares Available for Grant under Other Equity Incentive Plans	—

As of February 16,
2016 (Record Date)
Total Common Stock Outstanding(2)	76,056,166
Per Share Closing Price of Class A Common Stock as Reported on the NYSE	$16.72
____________________

(1)	Includes all awards under our 2012 Plan, 2011 Plan and 2005 Plan. Certain shares subject to awards granted under our 2011 Plan and 2005 Plan that would have otherwise returned to such plans will become available for future grant under our 2012 Plan.

(2)	Includes both Class A and Class B common stock, considered together on an as-converted basis.

(3)	Restricted stock units are the only type of full value award outstanding.

(4)	Includes the effect of an automatic increase in the number of shares reserved for issuance under the 2012 Plan on January 1, 2016, pursuant to the evergreen provision of the 2012 Plan, as described below.

BURN RATE

The following table provides detailed information regarding the activity related to our 2012 Plan for the year ended December 31, 2015. No awards were granted under our 2011 Plan or 2005 Plan during this period and no awards may be granted under our 2011 Plan or 2005 Plan in the future.

2015
Total Shares of Class A Common Stock Subject to Stock Options Granted	466,000
Total Shares of Class A Common Stock Subject to Restricted Stock Unit Awards Granted	3,940,821
Weighted-Average Shares of Common Stock Outstanding	74,682,777
Burn Rate	5.9%

DESCRIPTION OF THE AMENDED 2012 PLAN

The material features of the Amended 2012 Plan are summarized below. The following description of the Amended 2012 Plan is a summary only and is qualified in its entirety by reference to the Amended 2012 Plan itself, which is attached to this Proxy Statement as Annex A.

General

The Amended 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance stock awards, performance cash awards and other stock awards, which we refer to collectively as awards. Incentive stock options granted under the Amended 2012 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the Amended 2012 Plan are not intended to qualify as incentive stock options under the Code.

Purpose

The purpose of the Amended 2012 Plan is to promote the success and enhance the value of Yelp by aligning the interests of employees, directors and consultants of Yelp and our affiliates to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Amended 2012 Plan is further intended to enable us to grant incentives that will motivate, attract and retain the services of our employees, directors and consultants, and those of our affiliates, upon whose judgment, interest and special effort the successful conduct of our business is largely dependent.

Administration

The Board administers the Amended 2012 Plan. Subject to the terms of the Amended 2012 Plan, the Board has the power to construe and interpret the Amended 2012 Plan and to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares of Class A common stock subject to or the cash value of each award, the vesting schedule applicable to awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of an award and the terms of the award agreements for use under the Amended 2012 Plan. All determinations, interpretations and constructions made by the Board in good faith will be final, binding and conclusive on all persons.

The Board has the power to delegate administration of the Amended 2012 Plan to a committee of the Board. The Board has delegated concurrent authority to administer the Amended 2012 Plan to our Compensation Committee. As used in this Proposal No. 4 with respect to the Amended 2012 Plan, the “Board” refers to the Compensation Committee as well as to the Board itself. The Board may also delegate to one or more of our officers the authority to designate employees (other than officers) to receive specified awards and determine the number of shares of our Class A common stock to be subject to such awards. The Board has delegated such authority to each of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. These officers may not grant awards to themselves.

Stock Subject to the Amended 2012 Plan

Subject to adjustment for certain changes in our capitalization, the maximum number of shares of our Class A common stock that may be issued pursuant to awards under the Amended 2012 Plan is 28,590,061 shares, which number is the sum of: (i) 3,575,500 shares that were initially reserved for issuance under the 2012 Plan and approved by our stockholders on February 24, 2012; (ii) 2,540,210 shares that were added to the share reserve on January 1, 2013 pursuant to the evergreen provision of the 2012 Plan; (iii) 2,000,000 shares that were approved by our stockholders on June 5, 2013; (iv) 2,834,979 shares that were added to the share reserve on January 1, 2014 pursuant to the evergreen provision of the 2012 Plan; (v) 1,458,411 shares that were added to the share reserve on January 1, 2015 pursuant to the evergreen provision of the 2012 Plan; (vi) 3,039,312 shares that were added to the share reserve on January 1, 2016 pursuant to the evergreen provision of the 2012 Plan; (vii) 3,000,000 shares to be added to the share reserve on the date of the Annual Meeting if this Proposal No. 4 is approved by our stockholders; (viii) 146,739 shares (representing the number of shares otherwise available for issuance under our 2011 Plan at the time the 2012 Plan became effective); and (ix) certain shares subject to stock options or other stock awards granted under our 2011 Plan or our 2005 Plan that would have otherwise returned to our 2011 Plan or our 2005 Plan, as applicable, not to exceed 9,994,910 shares. In addition, if this Proposal No. 4 is approved by our stockholders, pursuant to the evergreen provision of the Amended 2012 Plan, the aggregate number of shares of our Class A common stock reserved for issuance under the Amended 2012 Plan will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through (and including) January 1, 2022, by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Shares issuable under the Amended 2012 Plan will be shares of authorized but unissued or reacquired Class A common stock, including shares repurchased by us on the open market or otherwise.

If an award granted under the Amended 2012 Plan expires or otherwise terminates without all of the shares covered by such award having been issued or is settled in cash, such expiration, termination or settlement will not reduce the number of shares available for issuance under the Amended 2012 Plan. If any shares issued pursuant to an award granted under the Amended 2012 Plan are forfeited back to or repurchased by us because of a failure to vest, the shares that are forfeited or repurchased will again become available for issuance under the Amended 2012 Plan. Any shares reacquired by us in satisfaction of tax withholding obligations on, or as consideration for the exercise or purchase price of, an award granted under the Amended 2012 Plan will again become available for issuance under the Amended 2012 Plan.

Eligibility

All of the approximately 4,440 employees, six non-employee directors and approximately 682 consultants of Yelp and our affiliates are eligible to participate in the Amended 2012 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2012 Plan only to employees (including officers) of Yelp and its affiliates.

No incentive stock option may be granted under the Amended 2012 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Class A common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2005 Plan and the 2011 Plan as well as the Amended 2012 Plan) may not exceed $100,000. Subject to adjustment for certain changes in our capitalization, the maximum number of shares of our Class A common stock that may be issued pursuant to the exercise of incentive stock options under the Amended 2012 Plan is 27,500,000 shares.

Section 162(m) Limits

Under the Amended 2012 Plan, subject to adjustment for certain changes in our capitalization, no participant will be eligible to be granted during any single calendar year:

●

more than 2,000,000 shares of our Class A common stock pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our Class A common stock on the date of grant;

●	more than 2,000,000 shares of our Class A common stock pursuant to performance stock awards; or
●	more than $2,000,000 pursuant to performance cash awards.

The above limitations, which we refer to as the Section 162(m) Limitations, are designed to allow us to grant compensation that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Repricing; Cancellation and Re-Grant of Stock Awards

The Board may, with the consent of any adversely affected participant, (1) reprice any outstanding stock option, stock appreciation right or other stock award by reducing the exercise, strike or purchase price of the stock option, stock appreciation right or other stock award, (2) cancel any outstanding stock option, stock appreciation right or other stock award in exchange for cash or other stock awards or (3) take any other action that is treated as a repricing under generally accepted accounting principles.

Option Awards

The following is a description of the permissible terms of options under the Amended 2012 Plan. The Amended 2012 Plan permits the grant of incentive stock options and nonstatutory stock options. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of options may not be less than 100% of the fair market value of the shares of our Class A common stock subject to the options on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. However, an option may be granted with an exercise price that is lower than 100% of the fair market value of the shares of our Class A common stock subject to the option on the date of grant if such option is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction (such as a merger), as defined in the Amended 2012 Plan. The exercise price of options granted under the Amended 2012 Plan may be paid, as determined by the Board in its sole discretion, (i) by cash, check, bank draft or money order, (ii) through a broker’s “same day sale” arrangement, (iii) by delivery of other shares of our Class A common stock, (iv) in the case of nonstatutory stock options only, pursuant to a “net exercise” arrangement or (v) in any other form of legal consideration acceptable to the Board.

Vesting; Exercisability. Options granted under the Amended 2012 Plan may vest and become exercisable in cumulative increments as determined by the Board. The Board has the authority to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Amended 2012 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting.

Term; Termination of Service. The maximum term of options granted under the Amended 2012 Plan is ten years, except that in certain cases (see “Eligibility” above) the maximum term is five years. Options granted under the Amended 2012 Plan generally terminate three months after termination of the participant’s service with us or our affiliates, unless: (i) such termination is for cause, in which case the option will terminate immediately upon the date on which the event giving rise to the participant’s termination for cause first occurred (or, if required by law, on the date of such termination for cause); (ii) such termination is due to the participant’s disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of such termination of service) at any time within 12 months after such termination; (iii) such termination is due to the participant’s death, or the participant dies within the period (if any) specified in the award agreement for exercisability after termination of the participant’s service for a reason other than death, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months after the participant’s death by the participant’s estate or beneficiary; or (iv) the option by its terms specifically provides otherwise. Individual option grants may provide for post-termination exercisability periods that are longer or shorter than those described above. In no event may a participant (or a participant’s estate or beneficiary, if applicable) exercise an option beyond the original expiration date of the option, as set forth in the award agreement.

If the exercise of an option following a participant’s termination of service (other than for cause, death or disability) would be prohibited because the issuance of shares of our Class A common stock would violate the registration requirements under the Securities Act, the post-termination exercisability period will be extended until the expiration of a total period of three months (that need not be consecutive) after such termination of service during which the exercise of the option would not be in violation of such registration requirements. In addition, unless otherwise provided in an award agreement, if the sale of shares of our Class A common stock received upon exercise of an option following a participant’s termination of service (other than for cause) would violate our insider trading policy, the post-termination exercisability period will be extended until the expiration of a period of months (that need not be consecutive) equal to the applicable post-termination exercise period after such termination of service during which the sale of the shares of our Class A common stock would not be in violation of our insider trading policy. However, in no event may such an extended post-termination exercisability period exceed the original expiration date of the option, as set forth in the award agreement.

Other Awards

The following is a description of the permissible terms of other awards that may be made under the Amended 2012 Plan. Individual award grants may be more restrictive as to any or all of the permissible terms described below.

Stock Appreciation Rights. Stock appreciation rights, or SARs, may be granted under the Amended 2012 Plan pursuant to SAR award agreements. Each SAR is denominated in Class A common stock share equivalents. SARs generally are subject to the same terms and conditions as options, as described above under “Option Awards.” The strike price of each SAR will be determined by the Board but will in no event be less than 100% of the fair market value of the shares of our Class A common stock subject to the SAR at the time of grant. The Board may also impose restrictions or conditions upon the vesting of SARs that it deems appropriate. The appreciation distribution of SARs may be paid in shares of our Class A common stock, in cash, in a combination of cash and stock, or in any other form of consideration approved by our Board and set forth in the SAR agreement. SARs are subject to the same conditions upon termination of service as options under the Amended 2012 Plan.

RSU Awards. Restricted stock unit awards, or RSU awards, may be granted under the Amended 2012 Plan pursuant to RSU award agreements. Payment of any purchase price may be made in any legal form acceptable to the Board. RSUs may be settled in shares of our Class A common stock, their cash equivalent, by a combination of cash and stock, or in any other form of consideration determined by our Board and set forth in the RSU award agreement. Dividend equivalents may be credited in respect of shares of our Class A common stock covered by an RSU award, as determined by the Board and set forth in an RSU award agreement. RSU awards may be subject to vesting in accordance with a vesting schedule to be determined by the Board. Except as otherwise provided in the applicable RSU award agreement, RSUs that have not vested will be forfeited upon the participant’s termination of service for any reason.

Restricted Stock Awards. Restricted stock awards may be granted under the Amended 2012 Plan pursuant to restricted stock award agreements. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order payable to us, the recipient’s services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Board. Shares of our Class A common stock acquired under a restricted stock award may be subject to forfeiture in accordance with a vesting schedule to be determined by the Board. A restricted stock award agreement may provide that any dividends paid on restricted stock will be subject to the same vesting and forfeiture restrictions as apply to the shares of Class A common stock to which such dividends relate. Rights to acquire shares of our Class A common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of service for any reason, we may receive through a forfeiture condition or a repurchase right any shares held by the participant that have not vested as of the date of such termination under the terms of the restricted stock award agreement.

Performance Awards. The Amended 2012 Plan allows the Company to grant cash and stock-based performance awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time, or performance period, of specified performance goals.

A performance stock award is a stock award that may be granted, may vest or may be exercised contingent upon the achievement during a performance period of specified performance goals. A performance stock award may also require the completion of a specified period of service. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the award agreement, the Board may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the achievement during a performance period of specified performance goals. A performance cash award may also require the completion of a specified period of service. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. The Board may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to elect to have his or her performance cash award, or such portion thereof as the Board may specify, be paid in whole or in part in cash or other property.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will set a performance period over which the attainment of one or more performance goals will be measured. Within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goals remains substantially uncertain), the Compensation Committee will establish the performance goals, based upon one or more criteria, or the performance criteria, enumerated in the Amended 2012 Plan and described below. Prior to the payment of any compensation under any award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will certify in writing whether the performance goals have been satisfied. Notwithstanding the satisfaction of the achievement of any performance goals, the number of shares of our Class A common stock, options, cash or other benefits granted, issued, retainable or vested under an award on account of such satisfaction may be reduced by the Compensation Committee, as determined in its sole discretion.

Performance awards may be subject to performance goals based on one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) user satisfaction; (30) stockholders’ equity; (31) capital expenditures; (32) debt levels; (33) operating profit or net operating profit; (34) workforce diversity; (35) growth of net income or operating income; (36) billings; (37) bookings; (38) the number of users, including but not limited to unique users; (39) employee retention; and (40) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, our Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. Other forms of stock awards valued in whole or in part by reference to our Class A common stock may be granted either alone or in addition to other stock awards under the Amended 2012 Plan. The Board will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our Class A common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Board.

Restrictions on Transfer

Generally, a participant may not transfer an award under the Amended 2012 Plan. However, options and SARs may be transferred by will or by the laws of descent and distribution, and, if approved by the Board or a duly authorized officer, options and SARs may be transferred by domestic relations order or official marital settlement agreement. In addition, with the approval of the Board or a duly authorized officer, a participant may, by delivering written notice to the Company, designate a third party who, on the death of the participant, will thereafter be entitled to exercise the participant’s options and SARs.

Clawback Policy

Awards granted under the Amended 2012 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law. In addition, the Board may impose other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our Class A common stock or other cash or property upon the occurrence of an event constituting cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Board will appropriately adjust: (1) the class(es) and maximum number of securities subject to the Amended 2012 Plan; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; (3) the class(es) and maximum number of securities that may be awarded to any person pursuant to the Section 162(m) Limitations; and (4) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Amended 2012 Plan and described below), the Board will have the discretion to take one or more of the following actions with respect to outstanding stock awards (contingent upon the closing or completion of such corporate transaction), unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by the Board at the time of grant:

●

arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the stock award or to substitute a similar stock award for the stock award (including an award to acquire the same consideration paid to our stockholders pursuant to the corporate transaction);

●	arrange for the assignment of any reacquisition or repurchase rights held by us with respect to the stock award to the surviving or acquiring corporation (or its parent company);
●

accelerate the vesting (and, if applicable, the exercisability), in whole or in part, of the stock award to a date prior to the effective time of such corporate transaction, with such stock award terminating if not exercised (if applicable) at or prior to the effective time of the corporate transaction;

●	arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award;
●

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

●

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for a payment, in such form as may be determined by the Board, equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the corporate transaction, over (ii) any exercise price payable in connection with such exercise.

The Board is not obligated to treat all stock awards or portions of stock awards in the same manner. The Board may take different actions with respect to the vested and unvested portions of a stock award.

For purposes of the Amended 2012 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Class A common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Changes in Control

Under the Amended 2012 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the Amended 2012 Plan) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Plan Amendments and Termination

Our Board has the authority to amend or terminate the Amended 2012 Plan at any time. However, except as otherwise provided in the Amended 2012 Plan, no amendment or termination of the Amended 2012 Plan may materially impair any rights under awards already granted to a participant unless agreed to in writing by the affected participant. We will obtain stockholder approval of any amendment to the Amended 2012 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2012 Plan after the tenth anniversary of January 25, 2012, which was the date the 2012 Plan was initially adopted by the Board.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The information set forth below is a summary of the principal U.S. federal income taxation consequences to participants and us with respect to participation in the Amended 2012 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2012 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The Amended 2012 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received on exercise of an incentive stock option for more than two years from the date the incentive stock option was granted and more than one year from the date the incentive stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the incentive stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the incentive stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the incentive stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the incentive stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the incentive stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

RSU Awards

Generally, the recipient of an RSU award structured to comply with the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock subject to the RSU award is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If an RSU award is subject to Section 409A of the Code, the stock subject to the RSU award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the RSU award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired upon settlement of an RSU award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU award.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the participant is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Stock Appreciation Rights

If a SAR is granted with a strike price equal to the fair market value of the underlying stock on the grant date, the participant will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.

NEW PLAN BENEFITS UNDER AMENDED 2012 PLAN

	Number of Shares	Dollar Value
Name and Position	Subject to Awards	of Awards
Jeremy Stoppelman
Chief Executive Officer and Director	(1)	(1)
Rob Krolik
Chief Financial Officer	(1)	(1)
Geoff Donaker
Chief Operating Officer and Director	(1)	(1)
Jed Nachman
Chief Revenue Officer	(1)	(1)
Laurence Wilson
Senior Vice President, General Counsel and Secretary	(1)	(1)
All current executive officers as a group	(1)	(1)
All current directors who are not executive officers as a group	10,000 per director every other year(2)	$167,500 per year(2)
All employees, including all current officers who are not executive officers, as a group	(1)	(1)

____________________

(1)	Awards granted under the Amended 2012 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2012 Plan, and the Board and the Compensation Committee have not granted any awards under the Amended 2012 Plan subject to stockholder approval of this Proposal No. 4. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2012 Plan are not determinable.

(2)	Awards granted under the Amended 2012 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2012 Plan. However, pursuant to our current compensation arrangements for non-employee directors, each of our current non-employee directors is entitled to receive an option to purchase 10,000 shares of our Class A common stock every other year on the date of our annual meeting of stockholders. In addition, pursuant to our current compensation arrangements for non-employee directors, each of our current non-employee directors is entitled to receive certain cash compensation as detailed in "Information Regarding the Board of Directors and Corporate Governance—Director Compensation." Each non-employee director may elect to receive payment of such compensation in the form of shares of our Class A common stock in lieu of cash, with the number of shares calculated based on the average closing price of our Class A common stock on the NYSE over the 20 trading days prior to grant. On and after the date of the Annual Meeting, any such options and shares of Class A common stock will be granted under the Amended 2012 Plan if this Proposal No. 4 is approved by our stockholders. For additional information regarding our current compensation arrangements for non-employee directors, please see the section of this Proxy Statement entitled “Information Regarding the Board of Directors and Corporate Governance—Director Compensation.”

PLAN BENEFITS UNDER 2012 PLAN

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our Class A common stock subject to awards that have been granted under the 2012 Plan as of February 16, 2016.

Number of Shares
Name and Position	Subject to Awards
Jeremy Stoppelman
Chief Executive Officer and Director	697,600
Rob Krolik
Chief Financial Officer	253,300
Geoff Donaker
Chief Operating Officer and Director	541,100
Jed Nachman
Chief Revenue Officer	284,761
Laurence Wilson
Senior Vice President, General Counsel and Secretary	284,761
All current executive officers as a group	2,061,522
All current directors who are not executive officers as a group	87,500
Each nominee for election as a director:
Fred D. Anderson, Jr.	—
Peter Fenton	—
Jeremy Levine	—
Each associate of any executive officers, current directors or director nominees	—
Each other person who has received or is to receive 5% of awards	—
All current employees, including all current officers who are not executive officers, as a group	6,972,037

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to our current and former equity compensation plans under which awards remained outstanding or available for future grant as of December 31, 2015. Information is included for our 2005 Plan, 2011 Plan, 2012 Plan and the Yelp Inc. 2012 Employee Stock Purchase Plan, or 2012 ESPP, each of which was adopted with the approval of our stockholders.

Equity Compensation Plan Information

				Shares of Common Stock
		Shares of Common		Available for Future
		Stock to be Issued	Weighted-Average	Issuance Under Equity
		Upon Exercise of	Exercise Price of	Compensation Plans
		Outstanding	Outstanding	(Excluding Securities
	Class of Common	Options and Rights	Options and Rights	Reflected in Column (a))
Plan Category	Stock	(a)	(b)(1)	(c)
Equity compensation plans approved by stockholders	Class A	9,086,462 (2)	$29.5420	4,308,881 (4)
Equity compensation plans approved by stockholders	Class B	3,214,699 (3)	$7.5673	—
Total	Class A and Class B	12,301,161	$20.9343	4,308,881
____________________

(1)	The weighted average exercise price excludes RSU awards, which have no exercise price.

(2)	Consists of options to purchase a total of 4,992,075 shares of Class A common stock and 4,094,387 shares of Class A common stock subject to RSU awards under our 2012 Plan. Excludes purchase rights currently accruing under our 2012 ESPP. For offerings under our 2012 ESPP that began prior to December 1, 2014, offering periods were 24-month periods comprised of four six-month purchase periods and eligible employees could purchase shares of our Class A common stock at a price equal to 85% of the lower of the fair market value of our Class A common stock at the beginning of each offering period or the end of each semi-annual purchase period. Beginning with the offering commencing on December 1, 2014, each offering consists of one six-month purchase period and eligible employees may purchase shares of our Class A common stock at a price equal to 85% of the fair market value of our Class A common stock at the beginning of each offering period.

(3)	Consists of options to purchase 464,182 shares of Class B common stock under our 2011 Plan and options to purchase 2,750,517 shares of Class B common stock under our 2005 Plan. Shares of Class B common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(4)	Consists of 2,662,911 shares of Class A common stock reserved for issuance under our 2012 Plan and 1,645,970 shares of Class A common stock reserved for issuance under our 2012 ESPP.

The number of shares of our Class A common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year through and including January 1, 2022 by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of our 2012 Plan, an additional 3,039,312 shares of Class A common stock were added to the number of shares reserved for issuance under the 2012 Plan, effective January 1, 2016.

The number of shares of our Class A common stock reserved for issuance under our 2012 ESPP will increase automatically each year through and including January 1, 2022 by the least of (a) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (b) 5,000,000 shares of Class A common stock; or (c) such lesser number as determined by the Board. The Board determined not to increase the number of shares reserved for issuance under the 2012 ESPP on January 1, 2016.

REQUIRED VOTE

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Amended 2012 Plan.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock as of January 15, 2016 by:

●	each director and nominee for director;
●	each of the executive officers named in the Summary Compensation Table;
●	all executive officers and directors of Yelp as a group; and
●	all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of January 15, 2016. Applicable percentages are based on 66,559,018 shares of Class A common stock and 9,447,646 shares of Class B common stock outstanding on January 15, 2016. Shares subject to options exercisable as of or within 60 days of January 15, 2016 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

	Class A Common Stock		Class B Common Stock†		Percent of
	Number of	Percent of	Number of	Percent of	Total Voting
Beneficial Owner	Shares	Total	Shares	Total	Power‡
Principal Stockholders
Jeremy Stoppelman(1)	514,233	* %	5,587,349	50.6%	31.8%
Max Levchin(2)	—	*	4,476,794	47.4	27.8
Geoff Donaker(3)	404,900	*	987,649	9.8	6.1
Tybourne Capital Management (HK) Ltd(4)	6,150,603	9.2	—	*	3.8
Jackson Square Partners, LLC(5)	4,565,199	6.9	—	*	2.8
Maverick Capital, Ltd.(6)	4,360,359	6.6	—	*	2.7
The Vanguard Group, Inc.(7)	4,303,153	6.5	—	*	2.7
Eminence Capital, LP(8)	3,623,683	5.4	—	*	2.3

Named Executive Officers and Directors
Jeremy Stoppelman(1)	514,233	*	5,587,349	50.6%	31.8
Geoff Donaker(3)	404,900	*	987,649	9.8	6.1
Rob Krolik(9)	102,700	*	34,045	*	*
Joseph Nachman(10)	189,027	*	26,555	*	*
Laurence Wilson(11)	219,517	*	95,883	1.0	*
Fred Anderson	—	*	—	*	*
Peter Fenton(12)	82,108	*	—	*	*
Robert Gibbs(13)	33,645	*	—	*	*
Diane Irvine(14)	11,666	*	25,000	*	*
Jeremy Levine	98,412	*	—	*	*
Mariam Naficy(13)	9,114	*	—	*	*
All executive officers and directors as a group
(11 persons)(15)	1,665,322	2.5	6,756,481	57.4	37.3
____________________

†

Shares of Class B common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of shares of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

‡

Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, voting as a single class. Stockholders will be entitled to one vote per share of Class A common stock and ten votes per share of Class B common stock. The Class A common stock and Class B common stock will vote together on all matters (including election of directors) submitted to a vote of stockholders, except as may otherwise be set forth in our Certificate of Incorporation or as required by law.

*	Less than one percent.

(1)	Consists of (a) 3,986,310 shares of Class B common stock held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, (b) 514,233 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (c) 1,601,039 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016.
(2)	Consists of (a) 1,785,037 shares of Class B common stock held directly by Mr. Levchin and (b) 2,691,757 shares of Class B common stock held by PENSCO Trust Company FBO Max Levchin Roth IRA, over which Mr. Levchin retains voting and dispositive power. Mr. Levchin’s address is 225 Bush Street, 16th Floor, San Francisco, California 94104. Does not reflect the conversion of 1,000,000 shares of Class B common stock held directly by Mr. Levchin into an equivalent number of shares of Class A common stock after January 15, 2016.
(3)	Consists of (a) 397,940 shares of Class B common stock held by Mr. Donaker’s family trust, over which Mr. Donaker exercises voting and dispositive control, (b) 404,900 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (c) 589,709 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016. Does not reflect the exercise and subsequent sale of options covering 42,000 shares of Class B common stock by Mr. Donaker after January 15, 2016.
(4)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2016, the shares are held for the account of Tybourne Equity Master Fund (“Tybourne Master Fund”). Tybourne Capital Management (HK) Limited (“Tybourne HK”) serves as the investment advisor to Tybourne Master Fund. Tybourne Capital Management Limited (“Tybourne Cayman”) serves as the manager to Tybourne Master Fund and the parent of Tybourne HK. Tybourne Kesari Limited (“Tybourne Kesari”) is the parent of Tybourne Cayman. Viswanathan Krishnan is the principal and sole shareholder of Tybourne Kesari. In such capacities, each of Tybourne HK, Tybourne Cayman, Tybourne Kesari and Mr. Krishnan (together with Tybourne Master Fund, “Tybourne”) may be deemed to have voting or dispositive power over the shares held for the Tybourne Master Fund, and each disclaims beneficial ownership of the shares, except to the extent of its or his pecuniary interest therein. The Schedule 13G filed by Tybourne provides information only as of December 31, 2015 and, consequently, the beneficial ownership of Tybourne may have changed between December 31, 2015 and January 15, 2016. The address of Tybourne HK and Mr. Krishnan is 2302 Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of the registered office of Tybourne Cayman and Tybourne Kesari is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2016, Jackson Square Partners, LLC (“Jackson Square”) has sole voting power over 1,408,223 shares, shared voting power over 1,734,253 shares and sole dispositive power over 4,565,199 shares. The Schedule 13G filed by Jackson Square provides information only as of December 31, 2015 and, consequently, the beneficial ownership of Jackson Square may have changed between December 31, 2015 and January 15, 2016. The address of Jackson Square is 101 California Street, Suite 3750, San Francisco, California 94111.
(6)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2016, the shares are held for the accounts of clients of Maverick Capital, Ltd. (“Maverick Ltd.”). Maverick Ltd. is an investment advisor and, as such, may be deemed to have beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC (“Maverick LLC”) is the General Partner of Maverick Ltd. Lee S. Ainslie III is the manager of Maverick LLC and Andrew H. Warford is the Chairman of the Stock Committee of Maverick Ltd. The Schedule 13G filed by Maverick Ltd., Maverick LLC and Messrs. Ainslie and Warford provides information only as of December 31, 2015 and, consequently, their respective beneficial ownerships may have changed between December 31, 2015 and January 15, 2016. The address of Maverick Ltd. and Maverick LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201. The address of Messrs. Ainslie and Warford is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

(7)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2016, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, has sole voting power over 43,198 shares, shared voting power over 4,200 shares, sole dispositive power over 4,259,755 shares and shared dispositive power over 43,398 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, beneficially owns 39,198 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, beneficially owns 8,200 shares as a result of its serving as investment manager of Australian investment offerings. The Schedule 13G filed by Vanguard provides information only as of December 31, 2015 and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2015 and January 15, 2016. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2016, (a) Eminence Capital, LP (“Eminence Capital”) has shared voting and dispositive power over 3,623,683 shares, (b) Eminence GP, LLC (“Eminence GP”) has shared voting and dispositive power over 3,229,491 shares and (c) Ricky C. Sandler has sole voting and dispositive power over 3,715 shares and shared voting and dispositive power over 3,623,683 shares.
Eminence Capital serves as the management company to Eminence Partners, L.P. (“Eminence I”), Eminence Partners II, L.P. (“Eminence II”), Eminence Partners Leveraged, L.P. (“Eminence Leveraged”), Eminence Eaglewood Master, L.P. (“Eminence Eaglewood”), Eminence Partners Long, L.P. (together with Eminence I, Eminence II, Eminence Leveraged and Eminence Eaglewood, the “Partnerships”), as well as Eminence Fund Master, Ltd. (“Eminence Offshore Master Fund”), Eminence Fund Leveraged Master, Ltd. (together with Eminence Offshore Master Fund, the “Master Funds”), and Eminence Fund Long, Ltd. (“Eminence Offshore Long”). The Partnerships, Master Funds and Eminence Offshore Long are collectively referred to as the “Eminence Funds.” Mr. Sandler has investment discretion over certain family and other related accounts (the “Family Accounts”).
Eminence Capital serves as the management company to the Eminence Funds with respect to the shares directly owned by the Eminence Funds and may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence Funds. Eminence GP serves as the general partner or manager with respect to the shares directly owned by the Partnerships and Master Funds and may be deemed to have voting and dispositive power over the shares held for the accounts of the Partnerships and Master Funds. Mr. Sandler is the Chief Executive Officer of Eminence Capital and the Managing Member of Eminence GP and may be deemed to have voting and dispositive power with respect to shares directly owned by the Eminence Funds and the Family Accounts, as applicable. The Schedule 13G provides information only as of December 31, 2015 and, consequently, the beneficial ownership of Eminence Capital, Eminence GP and Mr. Sanders may have changed between December 31, 2015 and January 15, 2016. The address of Eminence Capital, Eminence GP and Mr. Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.
(9)	Consists of (a) 9,000 shares of Class A common stock, (b) 14,045 shares of Class B common stock, (c) 93,700 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (c) 20,000 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016. Does not reflect Mr. Krolik’s receipt of an RSU award covering 30,000 shares of Class A common stock after January 15, 2016. See “Executive Compensation—Compensation Plans and Arrangements—Severance Arrangements—Krolik Transition Agreement.”
(10)	Consists of (a) 48,497 shares of Class A common stock, 34,265 shares of which were RSUs subject to vesting as of the date 60 days after January 15, 2016, (b) 140,530 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (c) 26,555 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016. Does not reflect the sale of 912 shares to cover taxes associated with the vesting of RSUs after January 15, 2016.
(11)	Consists of (a) 61,442 shares of Class A common stock, 34,265 shares of which were RSUs subject to vesting as of the date 60 days after January 15, 2016, (b) 35,233 shares of Class B common stock, (c) 158,075 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (d) 60,650 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016. Does not reflect the sale of 912 shares to cover taxes associated with the vesting of RSUs after January 15, 2016.

(12)	Consists of shares held by Mr. Fenton’s family trust, over which Mr. Fenton exercises voting and dispositive control.
(13)	Consists of shares issuable upon exercise of options exercisable within 60 days of January 15, 2016.
(14)	Consists of (a) 2,500 shares of Class A common stock, (b) 9,166 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (c) 25,000 shares of Class B common stock issuable upon exercise of options exercisable with 60 days of January 15, 2016. Does not reflect the purchase of 6,100 shares of Class A common stock by Ms. Irvine after January 15, 2016.
(15)	Consists of (a) 301,959 shares of Class A common stock, 68,530 shares of which were RSUs subject to vesting as of the date 60 days after January 15, 2016, (b) 4,433,528 shares of Class B common stock, (c) 1,363,363 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016 and (d) 2,322,953 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of January 15, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with.

EXECUTIVE OFFICERS

The names, ages and certain other information concerning our executive officers as of February 16, 2016 are set forth below.

Name	Age	Position Held With the Company
Jeremy Stoppelman	38	Co-Founder and Chief Executive Officer
Rob Krolik	47	Chief Financial Officer
Geoff Donaker	43	Chief Operating Officer
Joseph R. (“Jed”) Nachman	43	Chief Revenue Officer
Laurence Wilson	43	Senior Vice President, Legal and User Operations, General Counsel and Secretary

Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Proposal No. 1—Election of Directors.”

Rob Krolik has served as our Chief Financial Officer since July 2011. Prior to joining us, Mr. Krolik served as Chief Financial Officer of Move, Inc., an online real estate company, from July 2009 to August 2011. Prior to Move, Mr. Krolik served in several roles, most recently as Vice President, Global Finance Operations at eBay from September 2005 to July 2009. Prior to eBay, Mr. Krolik served as Vice President of Finance at Shopping.com, Inc., a price comparison service company, from September 2004 to September 2005, when it was acquired by eBay. Prior to Shopping.com, Mr. Krolik held management roles at DigitalThink, Inc., an online learning company, from March 2002 to May 2004, most recently as its Chief Financial Officer. Mr. Krolik holds a B.B.A. from the University of Texas at Austin and is a certified public accountant (inactive). As previously disclosed, Mr. Krolik will be stepping down from his position as Chief Financial Officer upon the earlier of December 15, 2016 or the start date of his successor in that role.

Geoff Donaker. Biographical information regarding Mr. Donaker is set forth under “Proposal No. 1—Election of Directors.”

Jed Nachman has served as our Chief Revenue Officer since January 2016 and previously served as our Senior Vice President of Revenue from September 2011 to December 2015 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles for Yahoo! Inc., an Internet search company, from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs, an online job search company, from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens, an investment bank, from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Laurence Wilson has served as our General Counsel since November 2007 and as our Senior Vice President, Legal and User Operations since September 2013. Prior to joining us, Mr. Wilson served as Vice President of Legal and Business Development for Xoom Corporation from January 2004 to October 2007. Mr. Wilson began his legal career with Claremont Partners, Inc., a health care solutions company, from March 2002 to January 2004. He holds a B.A. in History from the University of California, San Diego and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2015 regarding compensation for our named executive officers:

●	Jeremy Stoppelman, our Chief Executive Officer;
●	Rob Krolik, our Chief Financial Officer;
●	Geoff Donaker, our Chief Operating Officer;
●	Jed Nachman, our Chief Revenue Officer; and
●	Laurence Wilson, our Senior Vice President, Legal and User Operations, General Counsel and Secretary.

Executive Summary

During 2015, we continued to transform the way people discover, engage and transact with great local businesses. Highlights of our company performance in 2015 include:

●	We generated net revenue of $549.7 million, representing 46% growth over 2014.
●

Cumulative reviews grew 34% year-over-year to approximately 95.2 million at the end of 2015, and unique mobile devices accessing our mobile app grew 38% year-over-year in the fourth quarter to approximately 20 million unique mobile devices on a monthly average basis.

●

We successfully transitioned our local advertising business from selling primarily impression-based ads to primarily performance-based ads. As of the fourth quarter of 2015, 61% of our local revenue came from cost-per-click advertisers, compared to 32% in the fourth quarter of 2014.

●

In February 2015, we acquired Eat24, a leading web- and app-based online food ordering service. Benefitting from our large traffic base, which drove incremental transactions and new diners at low or no cost, Eat24’s revenue growth in the fourth quarter of 2015 accelerated, with revenue up approximately 80% year over year.

●	Over 15 million diners were seated through our SeatMe reservations product in the fourth quarter of 2015, an increase of approximately 120% over the fourth quarter of 2014.
●

We expanded our Platform partners and added the ability for consumers to order and make reservations directly from search results. Yelp Platform transactions across all verticals grew 150% year-over-year in the fourth quarter.

Our Compensation Committee believes that our executive compensation program is appropriately designed to achieve its objectives, reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging them to assume excessive risks. Highlights of our executive compensation program for 2015 include:

●	Messrs. Stoppelman and Donaker each continued to receive a nominal base salary of $1.00 per year.
●

Equity compensation remained the principal component of our executive compensation program. After reviewing their existing equity opportunities, our Compensation Committee determined that new equity awards would be appropriate for each of the executive officers to meet our long-term retention goals. However, in light of the large stock-based compensation expense associated with these equity awards, the Compensation Committee granted long-term equity awards only to Messrs. Nachman and Wilson in 2015; it granted smaller, medium-term equity awards to the other executive officers (as described in the following bullet) and planned to revisit long-term awards for them in subsequent years.

●

Messrs. Stoppelman, Krolik and Donaker each received a smaller stock option grant with a two-year vesting schedule to provide a medium-term incentive in the absence of meaningful cash compensation in the cases of Messrs. Stoppelman and Donaker, and to supplement cash compensation below market levels in the case of Mr. Krolik.

●

We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation. Our executives are employed at-will and are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.

●

We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary plus cash bonus amount, if any) at the time of termination. We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.

●

We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships. The perquisites and benefits offered to our executive officers do not generally differ from those that are provided on a broad basis to our employees. However, in certain circumstances as it determines reasonable and necessary, our Compensation Committee has in the past, and may in the future, approve special benefits to our executive officers, such as the payment of parking fees and health insurance premiums for Messrs. Stoppelman and Donaker in connection with the reduction of their salaries to a nominal amount.

Our Board and Compensation Committee have also implemented a number of other corporate governance policies and practices that were determined to be in the best interests of our stockholders:

●

In accordance with the preference of our stockholders expressed in 2013, we conduct an annual advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote. In our 2015 say-on-pay vote, our executive compensation was approved by approximately 95% of the votes affirmatively cast on the proposal. Based on this overwhelming support, our Compensation Committee decided to maintain our current approach to executive compensation for our named executive officers.

●	Our Compensation Committee is composed solely of independent directors.
●

Our Compensation Committee utilizes an independent compensation consultant to provide market data and engage in ongoing review of our executive compensation programs; these inputs and data serve solely as guidelines to our Compensation Committee in determining the components of our executive compensation program and the amount of each component awarded to our executive officers.

●	Our trading window policy prohibits short sales, hedging transactions and other inherently speculative transactions in our equity securities by our executive officers.
●

Our Compensation Committee generally reviews our executive compensation program on an annual basis to ensure that we provide competitive compensation packages to attract, retain and incentivize our executive management team to achieve success for our business and our stockholders.

●

Our Compensation Committee regularly reviews our executive compensation program to ensure that it strikes the appropriate balance of risk and reward in relation to our overall business strategy and does not encourage excess or unnecessary risk-taking behavior.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We operate in a rapidly evolving market. To succeed in this environment, we must continually refine our business model, increase our traffic and revenue, manage the effectiveness of our advertising solutions and attract new advertising clients, develop and update our technology infrastructure, deploy new functions and products, expand our business and partner with other companies.

To achieve these business objectives, we need to attract and retain a highly talented team of executives. We expect our team to possess and demonstrate strong leadership and management capabilities, as well as foster our company culture, which is the foundation of our success and remains a pivotal part of our everyday operations. We believe the best way to accomplish this through our compensation program is to emphasize teamwork and long-term value creation through a philosophy of:

●

maintaining internal pay equity — the compensation paid to each executive should reflect the importance of his role as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote team work;

●	tying a meaningful portion of compensation directly to the long-term value and growth of our business and total stockholder return; and
●	establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.

Objectives. Our executive compensation program is designed to achieve the following objectives:

●	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;
●	motivate the executive officers to achieve our business objectives;
●	align the interests of our executive officers with those of our stockholders; and
●	promote teamwork while also recognizing the role each executive plays in our success.

Design. The total compensation package for our executive team generally consists of:

●	a base salary to compensate employees for their day-to-day responsibilities, at levels that we feel are necessary to attract and retain executive talent;
●	grants under our equity incentive compensation plans, including stock options and RSUs; and
●	limited severance and change in control benefits to encourage our executives to work to maximize stockholder value.

Compensation is typically weighted towards equity, with limited cash compensation. Our Compensation Committee believes that making equity awards a key component of executive compensation focuses the executive team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders. We generally do not offer cash bonus opportunities to our executive officers, as we believe that providing meaningful equity opportunities motivates our executive officers to drive long-term value creation while conserving cash.

We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below. Our Compensation Committee continues to evaluate our executive compensation philosophy, objectives and design, generally on an annual basis or more frequently as circumstances require.

Compensation Setting Process

Role of Our Compensation Committee

Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis. In the fourth quarter of 2014, in anticipation of making executive compensation decisions for 2015, our Compensation Committee conducted a review of our executive compensation program and related policies. As part of this review, and in making individual compensation decisions for 2015, our Compensation Committee considered the philosophy and objectives outlined above, together with one or more of the following factors, as discussed in greater detail below:

●

the experiences and individual knowledge of the members of our Compensation Committee regarding executive compensation, as we believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure;

●	the recommendations of our executive management;
●	corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;
●

solely as a guide and not as a determinative factor, various market data presented by Compensia, our Compensation Committee’s independent compensation consultant, to ensure that the compensation of our executive officers remains competitive and that we are meeting our retention objectives;

●	each executive officer’s existing equity awards and stock holdings (including the unvested portions); and
●	the potential dilutive effect of equity awards on our stockholders.

Role of Management

Our Compensation Committee works closely with members of our management, and our Chief Financial Officer and Vice President, Human Resources in particular, to manage and develop our executive compensation program, including reviewing existing compensation for adjustment (as needed) and establishing new hire packages. Our finance and human resources departments work with the Chief Financial Officer to gather financial data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current cash constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans and Company and individual accomplishments, as appropriate — that management reviews in making its recommendations.

From time to time, our Chief Financial Officer and other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our human resources and legal departments also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. Neither our Chief Executive Officer, Chief Financial Officer nor any other member of management participates in any deliberations of our Compensation Committee regarding executive compensation and no executive officer voted in or was present during the final deliberations of our Compensation Committee regarding the amount or any component of his own compensation package or of any other executive officer’s compensation package.

Say-on-Pay Vote in 2015

In accordance with the preference indicated by our stockholders in 2013, we held an advisory vote on the compensation of our named executive officers in 2015. Our Compensation Committee considers the views of our stockholders as expressed in the outcome of each such advisory vote in determining executive compensation levels. At our 2015 Annual Meeting of Stockholders, approximately 95% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers. Our Compensation Committee viewed the results of this vote as reflecting broad general stockholder support for our executive compensation program. Based on this result and its ongoing review of our compensation practices, our Compensation Committee believes that our executive compensation program has been effective in implementing our compensation philosophy and objectives. Accordingly, our Compensation Committee determined not to make any significant changes to our executive compensation program in 2015 following the vote, or for 2016. Nevertheless, our Compensation Committee recognizes that pay practices continue to evolve, and so will continue to refine our executive compensation program in its ongoing effort to ensure that our executive compensation reflects our compensation philosophy and objectives, as well as supports long-term value creation and our company culture.

Role of Compensation Consultant and Use of Market Data

Our executive compensation program is designed to attract and retain talented and experienced executive officers in an extremely competitive market. As a result, our Compensation Committee believes that it is important to be informed as to the current practices of comparable public companies with which we compete for talent. To that end, our Compensation Committee typically reviews the executive compensation practices of a public company peer group as a comparative framework for our executive compensation program. In some instances, it may supplement publicly available data from the peer company group with relevant published survey sources.

Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities. Our Compensation Committee typically engages an independent executive compensation consultant to advise it on current market practices, and we expect that it will continue to do so in the future to ensure that our executive compensation program is competitive and aligned with our strategy. From time to time, representatives of such consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions.

2015 Compensation Analysis. In September 2014, our Compensation Committee engaged Compensia to provide executive compensation advisory services in preparation for its annual evaluation of our pay practices. These services included recommending a peer company group and providing a compensation analysis consisting of executive compensation data from these companies’ most recent publicly available compensation disclosures, supplemented by market data for these companies published in the Radford Technology Survey when compensation for directly comparable positions to each of our named executive officers was not publicly disclosed. Compensia recommended, and our Compensation Committee approved, the following peer company group:

Concur Technologies, Inc.	Financial Engines, Inc.	Pandora Media, Inc.	SolarWinds, Inc.	The Ultimate Software
Cornerstone OnDemand, Inc.	GrubHub Inc.	Proofpoint, Inc.	Splunk Inc.	Group, Inc.
CoStar Group, Inc.	HomeAway, Inc.	ServiceNow, Inc.	Tableau Software, Inc.	Zillow, Inc.
Demandware, Inc.	NetSuite Inc.	Shutterstock, Inc.	Trulia, Inc.

The companies from our 2014 peer group that were not included in the 2015 peer group were removed because they no longer met our market capitalization parameters, except for OpenTable, Inc., which was removed as a result of its being acquired. The new companies added to the 2015 peer group were chosen based on meeting industry, revenue, market capitalization and other criteria, as detailed below.

In the fourth quarter of 2015, Compensia provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for each of our named executive officers, as well as an overview of market trends. Compensia based its analysis on market data for the peer group companies listed above and, as additional reference points, for TripAdvisor, Inc. and ZenDesk, Inc., which were too large and too small, respectively, to be included in the peer group, but that were considered key talent competitors. The peer group companies generally met the following criteria:

		Revenue Over	Market
Group	Industries	Previous Four Quarters	Capitalization(1)	Other Criteria
2015 Peer Companies	Internet Software and	$128M – $731M	$1.4B – $9.3B	Annual revenue
	Services			growth >10%

	Application and Systems			Market cap ≥5x
	Software			annual revenue

TripAdvisor, Inc.	Internet Retail	$1.1B	$12.4B	Industry fit

ZenDesk, Inc.	Application Software	$96M	$1.5B	Talent
competitors
____________________

(1)     As of October 27, 2014

By comparison, at the time of the Compensation Committee’s review, our net revenue over the previous four quarters was approximately $338 million (representing 66% year-over-year growth) and our market capitalization was approximately $4 billion (representing approximately 12x our net revenue).

All cash compensation data used in the analysis reflected a three percent upward adjustment from the compensation levels disclosed by such companies, which Compensia applied to update the data for 2015. Compensia based this adjustment factor on published trends and its experience in analyzing compensation trends. Our Compensation Committee reviewed Compensia’s analysis and market data in its evaluation of our executive compensation program for 2015, but did not benchmark to any particular level.

2016 Compensation Analysis. Our Compensation Committee reviews and updates our peer company group periodically to ensure that it continues to reflect appropriately the market in which we compete for talented executives. In this regard, in anticipation of making executive compensation decisions for 2016, our Compensation Committee engaged Compensia again in September 2015 to recommend updates to the peer company group and to conduct a new assessment comparing the compensation of our executive management team to compensation for similarly situated executives at such peer companies. Based on Compensia’s recommendations, our Compensation Committee approved an updated peer group for 2016 reflecting our reduced market capitalization as compared to the prior year. The 2016 peer company group consists of the following publicly traded companies:

Box Inc.	Etsy Inc.	New Relic, Inc.	SolarWinds, Inc.	WebMD Health Corp.

comScore, Inc	Financial Engines, Inc.	Pandora Media, Inc.	Synchronoss Technologies Inc.	Zendesk, Inc.

Cornerstone OnDemand, Inc.	Groupon, Inc.	Proofpoint, Inc.	Tableau Software Inc.	Zillow Group, Inc.

CoStar Group, Inc.	GrubHub Inc.	RealPage, Inc.	The Ultimate Software Group, Inc.

Demandware, Inc.	HomeAway, Inc.	Shutterstock, Inc.	Web.com Group, Inc.

The companies from our 2015 peer group that were not included in the 2016 peer group were removed because they no longer met our market capitalization parameters, except for Concur Technologies, Inc. and Trulia, Inc., each of which was removed as a result of its being acquired. The new companies added to the 2016 peer group were chosen based on meeting industry, revenue, market capitalization and other criteria.

Independence Assessment. In March 2015, our Compensation Committee analyzed whether the work of Compensia as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) that Compensia does not provide any other services to us; (ii) the fees paid by us to Compensia represent less than one percent of Compensia’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) the absence of any material business or personal relationship of Compensia or the individual compensation advisors employed by the firm with any of our executive officers; (v) the absence of any material business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) none of the individual compensation advisors employed by Compensia own any shares of our stock. Our Compensation Committee has determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our Compensation Committee has not created any conflict of interest and our Compensation Committee is satisfied with the independence of Compensia. Our Compensation Committee intends to continue to assess the independence of any of our compensation advisors by reference to the foregoing factors, consistent with applicable NYSE listing standards.

Executive Compensation Program Components

Base Salary

We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a meaningful portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, particularly in light of the absence of a cash bonus opportunity for our executive officers.

Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather our Compensation Committee may consider a range of factors, including the executive’s anticipated responsibilities and individual experience, our Compensation Committee members’ experience and knowledge in compensating similarly situated individuals at other companies, the value of the executive officer’s existing equity awards, our then-current cash constraints, a general sense of internal pay equity among our officers and negotiations with the executive. Our Compensation Committee may also consider target total cash compensation (i.e. base salary plus target annual incentive or bonus cash compensation) for similarly situated executives at our peer group companies. Our Compensation Committee generally believes target total cash compensation data to be a more relevant measure of the market competitiveness of the cash compensation paid to our executive officers than base salary data because we do not offer cash incentive or bonus opportunities.

Our Compensation Committee generally reviews, and adjusts as necessary, base salaries for each of our executive officers annually. In the first quarter of 2015, our Compensation Committee reviewed our executive officers’ base salaries as part of its annual review of our executive compensation program and determined not to make any changes for 2015. The following table shows each named executive officer’s base salary for 2014 and 2015:

2014 and 2015
Name	Base Salary ($)
Jeremy Stoppelman	1
Rob Krolik	325,000
Geoff Donaker	1
Jed Nachman	325,000
Laurence Wilson	325,000

Jeremy Stoppelman and Geoff Donaker. As part of its annual review of their compensation, the Compensation Committee considered whether it would be appropriate to continue to honor Messrs. Stoppelman’s and Donaker’s requests for nominal base salaries. Although this arrangement conserves our cash resources and allows these executive officers to continue to signal their confidence in our business, the Compensation Committee revisited whether the lack of meaningful cash compensation would encourage excessive or unnecessary risk-taking behavior. In particular, the Compensation Committee noted that a large portion of Messrs. Stoppelman’s and Donaker’s personal wealth continued to be tied directly to our stock performance, potentially encouraging them to emphasize short-term performance at the expense of long-term value creation.

Our Compensation Committee continued to believe that this potential risk could be effectively addressed by the equity compensation awarded to Messrs. Stoppelman and Donaker; they would realize value from their stock options with medium- and long-term vesting schedules only through the appreciation of our stock price in the medium- and long-term, thereby mitigating the incentive for short-term risk taking. However, the Compensation Committee also noted that Messrs. Stoppelman’s and Donaker’s outstanding equity awards would fully vest within two years. While the Compensation Committee decided not to grant Messrs. Stoppelman and Donaker new options with long-term vesting schedules at that time, for reasons discussed under “Equity Compensation” below, it did grant each of them a supplemental option award to replace the supplemental stock options granted to them in 2013, which had fully vested. These grants would strengthen Messrs. Stoppelman’s and Donaker’s medium-term incentives, thereby mitigating the risk of them focusing disproportionately on short-term results until such time as the Compensation Committee may grant them new options with long-term vesting schedules. Based on these determinations, our Compensation Committee approved the continued payment of nominal base salaries to Messrs. Stoppelman and Donaker.

Jed Nachman and Laurence Wilson. Our Compensation Committee decided not to increase Messrs. Nachman’s or Wilson’s base salary for 2015 based on its determination that these officers’ existing base salaries, taken together with the other elements of their compensation, provided sufficient fixed compensation for retention purposes. In making this determination, our Compensation Committee did not benchmark their salaries to specific market levels, but did note that Messrs. Nachman’s and Wilson’s base salaries each fell below the 25th percentile of target total cash compensation levels reported in Compensia’s analysis for 2015. As in prior years, although their cash compensation remained comparatively low, our Compensation Committee concluded that Messrs. Nachman’s and Wilson’s total compensation was adequate in light of the substantial equity awards being made to each of them in 2015, as described under “Equity Compensation” below.

Rob Krolik. Using Compensia’s 2015 compensation analysis as a reference point, the Compensation Committee noted that Mr. Krolik’s base salary was at a less competitive level than either of Messrs. Nachman’s or Wilson’s compared to similarly situated executives at our peer companies. The Compensation Committee determined, however, to supplement his cash compensation with an equity award similar those supplementing Messrs. Stoppelman’s and Donaker’s nominal base salaries, as discussed under “Equity Compensation” below, to maintain our focus on equity compensation and internal pay equity.

Incentive Cash Compensation

Historically, we have not offered incentive cash compensation opportunities to our executive officers. Our Compensation Committee revisited this practice in setting 2015 and 2016 compensation, but decided not to offer incentive cash compensation opportunities to any executive officer at such times. Our Compensation Committee also elected not to pay any bonus compensation for 2015. Although our Compensation Committee recognized that incentive and bonus cash compensation is a common compensation element at many companies, including companies with whom we compete for talent, it continues to believe that the equity compensation opportunities held by our executives provide sufficient motivation and retention incentives at this time. Our Compensation Committee also feels that it is appropriate, given the broader economic environment, to conserve our cash resources and rely on base salary and equity compensation rather than incentive or bonus cash compensation.

Equity Compensation

Historically, we have primarily used stock options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders. We grant stock options with an exercise price not less than the fair market value of our Class A common stock on the date of grant, so these stock options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant and our executive officers continue in service through the applicable vesting terms. Typically, stock options granted to our executive officers vest over four years, allowing them to serve as an effective retention tool. As discussed below, the Compensation Committee began granting RSUs to executive officers in 2015, which also vest over four years.

In determining the form, size and material terms of executive equity awards, our Compensation Committee may consider, among other things, the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, the need to attract and retain employees in the absence of a cash bonus program, recommendations of our executive management, equity awards to similarly situated executives at our peer group companies, individual accomplishments, any recent changes to the executive’s job duties, the executive officer’s existing equity award holdings (including the unvested portion of such awards), the retention implications of existing grants and our incentive goals, internal pay equity among our executive officers and market conditions.

In the first quarter of 2015, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of each of our executive officers. In particular, our Compensation Committee noted that each officer’s outstanding equity awards would fully vest over the following two years. Based on this review, our Compensation Committee determined that new equity awards would be appropriate to adequately meet our long-term retention goals and provide sufficient incentive opportunities. However, in light of the large stock-based compensation expense associated with equity awards of the size our Compensation Committee believed to be necessary to meet our incentive and retention goals, it determined it would be advisable to grant awards to Messrs. Nachman and Wilson in 2015 and revisit Messrs. Stoppelman, Krolik and Donaker in subsequent years.

Using the 2015 compensation analysis from Compensia as a general guideline, our Compensation Committee granted Messrs. Nachman and Wilson each a new stock option award and an RSU award, in the amounts set forth in the table below. The size of these awards reflects our Compensation Committee’s determination of the need to provide substantial equity opportunities to motivate our executive officers to achieve our business objectives in the absence of cash incentive opportunities. The Compensation Committee elected to split the awards between stock options and restricted stock unit awards to reflect our general practice with respect to refresh grants for employees at the director level and above, which it adopted in 2014, and is intended to mitigate the effects of the extreme volatility in our stock price. Each of these awards to Messrs. Nachman and Wilson vests over four years, with 10% vesting over the first year following the date of grant, 20% vesting over the second year, 30% vesting over the third year and 40% vesting over the fourth year. Our Compensation Committee determined that this vesting schedule, which was at the time generally applicable to non-executive employee refresh equity awards as well, would appropriately address our long-term retention goals for Messrs. Nachman and Wilson.

Using the 2015 peer group market data solely as a reference, our Compensation Committee also granted stock option awards covering the number of shares of Class A common stock set forth in the table below to Messrs. Stoppelman, Krolik and Donaker, which vest monthly over the two years following the grant date. Our Compensation Committee determined that these awards would be appropriate to balance the lack of meaningful cash compensation for Messrs. Stoppelman and Donaker, given that the similar grants made to them in 2013 were now fully vested. Similarly, the Compensation Committee granted a stock option award to Mr. Krolik in lieu of an increase in base salary as noted above. With their shorter vesting period and equal monthly vesting installments, our Compensation Committee designed these awards to provide a medium-term incentive linked to our stock performance.

		Shares Issuable
	Exercise Price of	upon Exercise of	Shares Subject to
	2015 Option	2015 Option	2015 Restricted
Name	Grants	Grants	Stock Unit Awards
Jeremy Stoppelman	$53.83	32,600	—
Rob Krolik	$53.83	3,300	—
Geoff Donaker	$53.83	26,100	—
Jed Nachman	$53.83	24,450	40,311
Laurence Wilson	$53.83	24,450	40,311

2016 Compensation

Beginning in the fourth quarter of 2015, our Compensation Committee began its annual review of our executive compensation program. As of the filing of this Proxy Statement, the Compensation Committee had not finalized its determinations with respect to compensation arrangements for 2016, with the exception of the terms of Mr. Krolik’s transition, as described under “Post-Employment and Change in Control Compensation—Transition Agreement” below.

Post-Employment and Change in Control Compensation

Severance Plan. In January 2012, our Compensation Committee approved our Executive Severance Benefit Plan, or the Severance Plan, which provides that our named executive officers are eligible to receive certain cash severance upon an involuntary termination without cause (including a constructive termination), subject to signing a release of claims and compliance with continuing obligations of confidentiality. If such involuntary termination occurs on or within 12 months following a change in control (as defined in the Severance Plan), the Severance Plan also provides for limited accelerated vesting of certain equity awards. For a summary of the material terms and conditions of the Severance Plan, see “—Compensation Plans and Arrangements—Severance Arrangements” below.

Our Compensation Committee believes, based on the experience of its members, that such severance benefits are reasonable and allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in disruption of their employment. Our Compensation Committee has also determined that the limited benefits upon an involuntary termination not in connection with the change in control provided under the Severance Plan are in-line with the benefits provided at the companies with whom we compete for talent and appropriate to encourage our executives to remain with us.

Transition Agreement. In February 2016, our Board and Mr. Krolik agreed that Mr. Krolik would step down from his position as Chief Financial Officer by the end of 2016. On February 4, 2016, we entered into an agreement with him regarding his transition from that role, or the Transition Agreement. For a summary of the material terms and conditions of the Transition Agreement, see “—Compensation Plans and Arrangements—Severance Arrangements—Krolik Transition Agreement” below. The terms of the Transition Agreement were the result of individual negotiations with Mr. Krolik and reflected the Board’s discretionary judgment regarding the appropriate compensation for Mr. Krolik during his transition. The Board did consider, however, that the Compensation Committee had postponed granting Mr. Krolik new equity awards in 2015 to stagger the stock-based compensation expense associated with large new awards to the named executive officers. As a result, the Board determined to grant him a new RSU award with a one-year vesting schedule to incentivize him to remain motivated through the remainder of his time at Yelp and work toward a smooth transition to his successor in the role.

Employee Benefits

We provide standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match of up to $1,000 per year per employee, including executive officers. Messrs. Krolik, Nachman and Wilson each received the full 401(k) company match in 2015. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, in 2015, The Yelp Foundation, a non-profit organization established by the Board in 2011, offered to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee. Messrs. Stoppelman, Krolik, Donaker and Wilson participated in this matching program as detailed in the notes to the Summary Compensation Table below.

We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, beginning in 2013 with the reduction of Messrs. Stoppelman’s and Donaker’s base salaries to a nominal amount, our Compensation Committee approved payment of their monthly parking fees. Our Compensation Committee also approved payment of the portion of Mr. Donaker’s health insurance premium that ordinarily would have been deducted from his paycheck (we already covered Mr. Stoppelman’s entire premium under our standard practices). The actual amounts received by Messrs. Stoppelman and Donaker in 2015 are set forth in the Summary Compensation Table below.

Similarly, during his secondment to our wholly owned subsidiary Yelp UK Ltd., we provided Mr. Nachman with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Mr. Nachman by reason of his secondment to ensure his tax burden during the secondment was approximately the same as it would have been had he remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations during his secondment. Although Mr. Nachman’s secondment ended in 2014 and he resumed working for us in the United States, we continue to pay for the preparation of his tax returns and tax equalization settlement calculations for the tax years affected by his secondment in accordance with our tax equalization policy and as provided in the letter agreement we entered into with Mr. Nachman in May 2014 regarding the conclusion of his secondment, return to the United States and his continued employment with us upon his return, or the Repatriation Agreement. The actual amounts received by Mr. Nachman are set forth in the Summary Compensation Table below. Although the final terms of Mr. Nachman’s compensation during his secondment and in connection with his return were the result of individual negotiations with him, they generally reflect benefits we typically provide to employees we requires to relocate abroad.

Other Compensation Policies

Stock Ownership Guidelines. We have not set specific equity ownership guidelines. However, we encourage our executive officers to hold a significant equity interest in our stock and, as detailed in “Security Ownership of Beneficial Owners and Management,” our executive officers collectively owned outright approximately 6% of our stock as of January 15, 2016.

Equity Grant Policy. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information. We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that the date for equity awards approved by written consent will generally be the first business day of the month following the month in which the consent is effective.

Short Sale and Hedging Policy. Our trading window policy prohibits short sales, hedging transactions and other inherently speculative transactions in our equity securities by our executive officers and Board members, among others.

Compensation Recovery Policies. To date, we have not offered cash incentive or bonus opportunities to executive officers. Accordingly, our Board and Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by our Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material non-compliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive- or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to named executive officers (other than the chief financial officer) to $1,000,000 per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner designed to best promote our corporate objectives. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to best promote our objectives, we have not adopted a policy that requires all compensation to be deductible. We intend to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2015, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated to provide, any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.

Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,
The Compensation Committee of the Board of Directors

Peter Fenton, Chair Fred Anderson
____________________

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, other than our Annual Report, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION RISK ASSESSMENT

During the first quarter of 2016, in connection with its annual review of our compensation programs, the Compensation Committee, assisted by our management, conducted a risk assessment review of our compensation policies and practices. Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program and our sales compensation plans, as well as our alignment with market pay levels and compensation program designs.

In particular, the Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk taking because it is a fixed amount, and we do not offer incentive cash compensation opportunities. In addition, as discussed in greater detail above, the potential for Messrs. Stoppelman’s and Donaker’s nominal base salaries to encourage unnecessary risk taking is effectively mitigated by their equity compensation opportunities. The principal component of our executive compensation program has been long-term equity awards that help further align our executive officers’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2015, 2014 and 2013.

2015 Summary Compensation Table

			Stock	Option
			Awards	Awards	All Other
Name	Year	Salary ($)	($)(1)	($)(1)	Compensation ($)(2)		Total ($)
Jeremy Stoppelman	2015	1	—	852,112	67,202	(3)	919,315
Chief Executive Officer	2014	1	—	—	66,912		66,913
	2013	37,501	—	8,010,363	50,100		8,097,964
Rob Krolik	2015	325,000	—	86,257	15,420		426,677
Chief Financial Officer	2014	325,000	—	—	13,533		338,533
	2013	321,875	—	2,674,826	10,847		3,007,548
Geoff Donaker	2015	1	—	682,212	25,045	(4)	707,258
Chief Operating Officer	2014	1	—	—	23,231		23,232
	2013	37,501	—	6,186,618	19,608		6,243,727
Jed Nachman	2015	325,000	2,169,941	639,084	33,093	(5)	3,167,118
Chief Revenue Officer	2014	319,046	—	—	764,195	(6)	1,083,240	(6)
	2013	292,681	—	2,674,826	194,698		3,162,205
Laurence Wilson	2015	325,000	2,169,941	639,084	7,983		3,142,008
Senior Vice President,	2014	325,000	—	—	8,233		333,233
General Counsel and Secretary	2013	321,875	—	2,674,826	6,544		3,003,245
____________________

(1)	The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock awards and stock options, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, “Stockholders’ Equity,” in our Annual Report.

(2)	The amount reported includes the following health, dental, vision, life and disability insurance premiums paid by the Company on behalf of the named executive officers in 2015: $5,782 for Mr. Stoppelman; $12,760 for Mr. Krolik; $12,585 for Mr. Donaker; $12,760 for Mr. Nachman; and $5,983 for Mr. Wilson. The 2015 amount also includes (a) a matching charitable donation of $1,000 made by The Yelp Foundation on behalf of each of Messrs. Stoppelman, Krolik, Donaker and Wilson, (b) $1,000 in Company-paid 401(k) plan matching contributions for each of Messrs. Krolik, Nachman and Wilson, and (c) $660 in reimbursements for health club membership for each of Messrs. Donaker and Krolik. These benefits were provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(3)	The amount reported also includes (a) $5,400 in monthly parking fees paid by the Company and (b) $55,021 for personal administrative services performed by Mr. Stoppelman’s executive assistant. Because Mr. Stoppelman’s executive assistant is employed and paid by the Company to perform these services as well as her services to the Company, the dollar amount of this benefit represents the estimate of the aggregate incremental cost to the Company of these services, based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during 2015 as a percentage of her total time spent working for the Company during 2015, multiplied by her base salary paid by the Company in 2015.

(4)	The amount reported also includes (a) $5,400 in monthly parking fees paid by the Company and (b) $5,400 in health, dental, vision, life and disability insurance premiums paid by the Company in addition to the premiums covered under our standard practices applicable to all of our regular full-time employees.

(5)	The amount reported also includes the following amounts paid pursuant to Mr. Nachman’s Repatriation Agreement: (a) $910 of tax equalization payments, (b) $16,615 of tax preparation payments and (c) $1,808 in moving expenses. The tax equalization payments represent additional taxes on income imputed to Mr. Nachman as a result of our payment of certain other taxes on his behalf; however, we will not be able to make a final determination as to the exact amount of Mr. Nachman’s tax equalization for 2015 until both his U.S. and U.K. tax returns for 2015 are finalized and, as a result, we may make additional tax equalization payments at a later date. We may also make additional tax preparation payments on behalf of Mr. Nachman in connection with the final determination of his tax equalization payments.

(6)	Includes an additional (a) $452,295 in tax equalization payments owed to Mr. Nachman in connection with his 2014 taxes and (b) $11,465 of payments related to the preparation of Mr. Nachman’s 2014 taxes for costs incurred after April 10, 2015, the date that our Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Stockholders was filed with the SEC, or the 2015 Proxy Statement. The tax equalization payments represent taxes incurred and paid by Mr. Nachman as a result of his secondment, which were determined following the filing of our 2015 Proxy Statement.

COMPENSATION PLANS AND ARRANGEMENTS

Employment Agreements

We entered into amended and restated employment letter agreements with each of our executive officers on February 3, 2012. The agreements do not provide for a specific employment term and our executive officers are employed on an at-will basis. The amended and restated employment letter agreements provide that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.

Severance Arrangements

Krolik Transition Agreement. On February 4, 2016, Mr. Krolik and the Board agreed that he would step down from his position as Chief Financial Officer upon the earlier of (a) the start date of his successor in that role or (b) December 15, 2016. We refer to this date as his Regular End Date. We also entered into the Transition Agreement with Mr. Krolik on February 4, 2016, which sets forth the terms of his transition from the Chief Financial Officer role. To facilitate a smooth transition, Mr. Krolik has agreed to remain employed by the Company in an advisory capacity after the position has been filled through the earlier of (x) the date he begins providing similar services to another company or (y) December 15, 2016, or the Separation Date. Under the Transition Agreement, Mr. Krolik will continue receiving his current base salary and benefits, and continue vesting in his outstanding equity awards, through the Separation Date so long as he remains employed by the Company through such date. If the Regular End Date occurs after June 30, 2016, he will also be entitled to receive a lump-sum payment equal to his monthly base salary multiplied by the number of full calendar months between June 30, 2016 and the date that the Regular End Date actually occurs. In addition, he will be entitled to receive a lump-sum payment of $13,500 if he signs a release of claims following the Separation Date.

The Transition Agreement also provided that we would recommend to the Board that it grant Mr. Krolik an RSU award covering 30,000 shares of Class A common stock under the 2012 Plan, with one quarter of the shares subject to the RSU vesting on each of February 20, 2016, May 20, 2016, August 20, 2016 and November 20, 2016, provided that (i) Mr. Krolik remains employed as of each vesting date that occurs prior to the Regular End Date and (ii) as of each vesting date thereafter, Mr. Krolik’s employment has not terminated as a result of his resignation (other than to accept alternative employment), misconduct or breach of his agreements with the Company. The Board subsequently approved this grant on the terms outlined in the Transition Agreement.

Severance Plan. Each of our executives at the level of vice president or above, including our named executive officers, who is deemed to be an officer under Section 16 of the Exchange Act and selected by the Board is eligible to participate in the Severance Plan.

Each eligible participant who suffers an involuntary termination without cause or a constructive termination will be eligible to receive, provided that he signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) six months of company-paid health insurance coverage. In the event a participant suffers an involuntary termination without cause or a constructive termination in the same year as a change in control (as defined in the Severance Plan), the lump sum bonus payment will be equal to the actual cash bonus amount as if we had achieved all of the goals under the bonus plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination on or within 12 months following a change in control will receive accelerated vesting of 50% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.

These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.

Equity Awards. Equity awards are subject to potential vesting acceleration under the terms of our equity plans. For a summary of these terms, see “—Equity Incentive Plans” below.

Equity Incentive Plans

2012 Equity Incentive Plan, as amended

The terms of our 2012 Plan are as described in Proposal No. 4, provided that, unless and until stockholders approve Proposal No. 4, (i) only 25,590,061 shares of Class A common stock may currently be issued pursuant to awards under our 2012 Plan and (ii) the number of shares of our Class A common stock reserved for issuance under the 2012 Plan will continue to increase automatically on January 1 of each year through and including January 1, 2022 by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board.

2011 Equity Incentive Plan

Our Board adopted, and our stockholders approved, our 2011 Plan in July 2011, as a successor to and continuation of our 2005 Plan discussed below. As of February 16, 2016, options to purchase 448,708 shares of Class B common stock at a weighted-average exercise price per share of $10.79 remained outstanding under our 2011 Plan. No grants have been made under our 2011 Plan since the date of our initial public offering and no further awards will be granted under our 2011 Plan. All outstanding awards continue to be governed by their existing terms.

Our Board has delegated concurrent authority to administer our 2011 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.

Our 2011 Plan provides that in the event of a specified corporate transaction, as defined under the 2011 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (4) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no acceleration of the stock award will occur.

Amended and Restated 2005 Equity Incentive Plan

Our Board adopted, and our stockholders approved, our 2005 Plan in September 2005. As of February 16, 2016, options to purchase 2,709,012 shares of Class B common stock at a weighted-average exercise price per share of $7.04 remained outstanding under the 2005 Plan. Effective as of July 2011, our Board terminated the 2005 Plan and provided that no further stock awards were to be granted under our 2005 Plan. All outstanding stock awards under the 2005 Plan will continue to be governed by their existing terms.

Our Board has delegated concurrent authority to administer our 2005 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.

In the event of a corporate transaction, including a reorganization, merger, consolidation, split-up, spin-off or combination, or a disposition of our securities, the administrator will determine how to treat each outstanding stock award. The administrator may (1) provide for the purchase of the stock award for cash had the stock award been exercisable, payable or fully vested, or provide for the replacement of the stock award with other rights or property determined by the administrator; (2) provide that the stock award will be exercisable in full; (3) provide for the assumption and substitution of the stock award by a successor corporation; (4) adjust the number and type of securities or property subject to the stock award and/or the terms and conditions (including the grant or exercise price) of the stock award or stock awards that may be granted in the future; or (5) provide that the stock award will not be exercisable and will terminate immediately upon the consummation of the transaction, provided that for a specified period of time prior to the transaction, the stock award will be exercisable in full, the restrictions imposed on the shares subject to the stock award may be terminated and any repurchase price held by us will no longer be in effect.

2012 Employee Stock Purchase Plan

In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 ESPP. As of February 16, 2016, the maximum aggregate number of shares of our Class A common stock that may be issued under our 2012 ESPP is 1,645,970 shares. The number of shares of our Class A common stock reserved for issuance under the 2012 ESPP automatically increases on January 1 of each year through and including January 1, 2022 by the least of (i) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 5,000,000 shares of Class A common stock; or (iii) such lesser number as determined by our Board. The number of shares of our Class A common stock reserved for issuance under the 2012 ESPP automatically increased on January 1, 2013 by 1,270,105 shares. The Board determined not to increase the shares reserved for issuance under the 2012 ESPP on January 1, 2014, 2015 or 2016. Shares subject to purchase rights granted under our 2012 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2012 ESPP.

Our Board, or a duly authorized committee thereof, will administer our 2012 ESPP. Our Board has delegated concurrent authority to administer our 2012 ESPP to our Compensation Committee under the terms of the Compensation Committee’s charter.

Our employees, including executive officers, or any employees of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our 2012 ESPP, as determined by the administrator: (a) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (b) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2012 ESPP if such employee (x) immediately after the grant would own stock possessing five percent or more of the total combined voting power or value of our common stock, or (y) holds rights to purchase stock under our 2012 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2012 ESPP.

Our 2012 ESPP permits participants to purchase shares of our Class A common stock through payroll deductions or other methods, if required by law, with up to 15% of their earnings. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our Class A common stock on the first day of an offering or on the date of purchase.

A participant may not transfer purchase rights under our 2012 ESPP other than by will, the laws of descent and distribution or as otherwise provided under our 2012 ESPP.

In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Our 2012 ESPP will remain in effect until terminated by the administrator in accordance with the terms of the 2012 ESPP. Our Board has the authority to amend, suspend or terminate our 2012 ESPP, at any time and for any reason.

Additional Benefits

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

For a description of additional benefits we offer to our executive officers, including health and welfare benefits and the additional benefits provided to Messrs. Stoppelman and Donaker in connection with the reduction of their salaries to a nominal amount, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”

GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2015.

Grants of Plan-Based Awards in the Year Ended December 31, 2015

		All Other Stock	All Other Option
		Awards:	Awards: Number
		Number of	of Securities	Exercise or Base	Grant Date Fair
		Shares of Stock	Underlying Options	Price of Option	Value of Stock and
Name	Grant Date	or Units (#)(1)	(#)(2)	Awards ($/Share)	Option Awards ($)
Jeremy Stoppelman	01/08/2015	—	32,600	53.83	852,112	(3)
Rob Krolik	01/08/2015	—	3,300	53.83	86,257	(3)
Geoff Donaker	01/08/2015	—	26,100	53.83	682,212	(3)
Jed Nachman	01/08/2015	40,311	—	—	2,169,941	(4)
	01/08/2015	—	24,450	53.83	639,084	(3)
Laurence Wilson	01/08/2015	40,311	—	—	2,169,941	(4)
	01/08/2015	—	24,450	53.83	639,084	(3)
____________________

(1)	The amounts in this column represent shares of our Class A common stock subject to RSU awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(2)	The amounts in this column represent shares of our Class A common stock underlying options granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(3)	This amount represents the grant date fair value of the stock option award calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 12, “Stockholders’ Equity,” in our Annual Report.

(4)	This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our Class A common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information regarding outstanding equity awards at December 31, 2015 for the named executive officers.

Outstanding Equity Awards at December 31, 2015

		Option Awards					Stock Awards
		Number of	Number of				Number of
		Securities	Securities				Shares or	Market Value
		Underlying	Underlying				Units of	of Shares or
	Class of	Unexercised	Unexercised		Option	Option	Stock that	Units of Stock
	Common	Options (#)	Options (#)		Exercise	Expiration	Have Not	that Have Not
Name	Stock	Exercisable	Unexercisable		Price ($)	Date	Vested (#)	Vested ($)
Jeremy Stoppelman	Class B	1,601,039	—		7.16	01/05/2021	—	—
	Class A	316,250	258,750	(1)	21.18	02/05/2023	—	—
	Class A	90,000	—		21.18	02/05/2023	—	—
	Class A	14,941	17,659	(2)	53.83	01/08/2025	—	—
Rob Krolik	Class B	20,000	—		9.08	07/26/2021	—	—
	Class A	69,500	126,500	(3)	21.18	02/05/2023	—	—
	Class A	1,512	1,788	(2)	53.83	01/08/2025	—	—
Geoff Donaker	Class B	601,709	—		7.16	01/05/2021	—	—
	Class A	233,750	191,250	(1)	21.18	02/05/2023	—	—
	Class A	90,000	—		21.18	02/05/2023	—	—
	Class A	11,962	14,138	(2)	53.83	01/08/2025	—	—
Jed Nachman	Class B	26,555	—		7.16	01/05/2021	—	—
	Class A	103,455	99,000	(1)	21.18	02/05/2023	—	—
	Class A	2,241	22,209	(4)	53.83	01/08/2025	—	—
	Class A	—	—		—	—	36,280 (5)	1,044,864 (6)
Laurence Wilson	Class B	60,650	—		7.16	01/25/2021	—	—
	Class A	121,000	99,000	(1)	21.18	02/05/2023	—	—
	Class A	2,241	22,209	(4)	53.83	01/08/2025	—	—
	Class A	—	—		—	—	36,280 (5)	1,044,864 (6)
____________________

(1)	10% of the shares underlying this option vested in equal monthly installments over the first 12 months following the vesting commencement date of February 5, 2013; 20% of the shares underlying the option vested in equal monthly installments over the second 12 months; 30% of the shares underlying the option vested in equal monthly installments over the third 12 months; and 40% of the shares underlying the option vest in equal monthly installments over the fourth 12 months.

(2)	1/24th of the shares underlying this option will vest each month for two years following the grant date.

(3)	10% of the shares underlying this option vested in equal monthly installments over the first 12 months following the vesting commencement date of July 27, 2013; 20% of the shares underlying the option vested in equal monthly installments over the second 12 months; 30% of the shares underlying the option vest in equal monthly installments over the third 12 months; and 40% of the shares underlying the option vest in equal monthly installments over the fourth 12 months.

(4)	10% of the shares underlying this option vested in equal monthly installments over the first 12 months following the grant date of January 8, 2015; 20% of the shares underlying the option vested in equal monthly installments over the second 12 months; 30% of the shares underlying the option vest in equal monthly installments over the third 12 months; and 40% of the shares underlying the option vest in equal monthly installments over the fourth 12 months.

(5)	2.5% of the shares subject to this RSU vested on each of February 20, 2015, May 20, 2015, August 20, 2015 and November 20, 2015; 5.0% of the shares vest on each of February 20, 2016, May 20, 2016, August 20, 2016 and November 20, 2016; 7.5% of the shares vest on each February 20, 2017, May 20, 2017, August 20, 2017 and November 20, 2017; and 10.0% of the shares vest on each of February 20, 2018, May 20, 2018, August 20, 2018 and November 20, 2018.

(6)	Represents the market value of the unvested shares subject to this RSU based on the closing price of our Class A common stock on December 31, 2015, which was $28.80 per share.

OPTION EXERCISES AND STOCK VESTED

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2015.

Option Exercises and Stock Vested in the Year Ended December 31, 2015

	Option Awards		Stock Awards
	Number of Shares	Value	Number of		Value Realized
	Acquired on	Realized on	Shares Acquired		on Vesting
Name	Exercise (#)(1)	Exercise ($)(2)	on Vesting (#)		($)(5)
Jeremy Stoppelman	—	—	—		—
Rob Krolik	29,000	736,960	25,659	(3)	1,049,198
Geoff Donaker	276,232	9,008,444	—		—
Jed Nachman	—	—	4,031	(4)	150,588
Laurence Wilson	13,750	358,025	4,031	(4)	150,588
____________________

(1)	With the exception of exercises covering an aggregate of 10,000 shares of our Class A common stock by Mr. Krolik, the shares exercised were shares of our Class B common stock.

(2)	The value realized is calculated as the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised. Where applicable, the value assumes that the fair market value of a share of our Class B common stock, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of a share of our Class A common stock.

(3)	The shares vested were shares of our Class B common stock.

(4)	The shares vested were shares of our Class A common stock.

(5)	The value realized equals the closing price of our Class A common stock on each vesting date, or, if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares vested on that date. Where applicable, the value assumes that the fair market value of a share of our Class B common stock is equal to the fair market value of a share of our Class A common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the Severance Plan. The table assumes that the qualifying termination or change in control event, as applicable, occurred on December 31, 2015.

	Lump Sum Cash	Continuation	Value of Equity
	Severance Payment	of Benefits	Acceleration
Name	($)(1)	($)(2)	($)(3)	Total ($)
Jeremy Stoppelman
Qualifying Termination(4)	1	2,956	—	2,957
Qualifying Termination Upon Change in Control(5)	1	2,956	985,838	988,795
Rob Krolik(6)
Qualifying Termination(4)	325,000	8,967	—	333,967
Qualifying Termination Upon Change in Control(5)	325,000	8,967	481,965	815,932
Geoff Donaker
Qualifying Termination(4)	1	8,967	—	8,968
Qualifying Termination Upon Change in Control(5)	1	8,967	728,663	737,631
Jed Nachman
Qualifying Termination(4)	325,000	8,967	—	333,967
Qualifying Termination Upon Change in Control(5)	325,000	8,967	899,622	1,233,589
Laurence Wilson
Qualifying Termination(4)	325,000	2,970	—	327,970
Qualifying Termination Upon Change in Control(5)	325,000	2,970	899,622	1,227,952
____________________

(1)	Represents one year of the executive officer’s base salary in effect as of December 31, 2015. The amount indicated does not include the payment of any accrued salary or vacation that might be due upon termination of employment.

(2)	Represents six months of payments of premiums for continued health insurance coverage under COBRA, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay such premiums for six months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation coverage under COBRA.

(3)	The value of unvested options that are subject to accelerated vesting and have an exercise price less than $28.80, the closing price of our Class A commons tock on December 31, 2015, is calculated as (a) the difference between $28.80 and the exercise price of the applicable option, multiplied by (b) the number of unvested options subject to accelerated vesting held by the applicable named executive officer. With respect to Messrs. Nachman and Wilson, the value of unvested RSUs subject to accelerated vesting is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $28.80.

(4)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination (as such terms are defined in the Severance Plan).

(5)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs on or within 12 months following a change in control (as such terms are defined in the Severance Plan).

(6)	Mr. Krolik will be stepping down from his role as Chief Financial Officer in 2016. In February 2016, we entered into the Transition Agreement with Mr. Krolik, which sets forth the compensation to be paid to him in connection with his transition. See “—Compensation Plans and Arrangements—Severance Arrangements—Krolik Transition Agreement” above.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.

In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2015, to which we were or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●

any of our directors, executive officers or holders of more than five percent of any class of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

For complete descriptions of compensation arrangements for our directors and named executive officers, see “Information Regarding the Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation,” respectively.

Related-Person Compensation

Michael Stoppelman, our Senior Vice President, Engineering and brother of our Chief Executive Officer, Jeremy Stoppelman, and Miriam Warren, our Vice President, New Markets and spouse of our Senior Vice President and General Counsel, Laurence Wilson, received compensation for their services as employees in the year ended December 31, 2015, as set forth below. The payment of such compensation is not considered a related-person transaction covered by our Related-Person Transaction Policy.

Base Salary. Mr. Stoppelman and Ms. Warren received annualized base salaries of $325,000 and $235,000, respectively, in 2015.

Equity Compensation. In 2015, the Compensation Committee granted both Mr. Stoppelman and Ms. Warren equity awards. Mr. Stoppelman was granted:

●	an option to purchase up to 26,700 shares of our Class A common stock, with an exercise price of $47.49 per share;
●	an option to purchase up to 13,350 shares of our Class A common stock, with an exercise price of $45.50 per share; and
●	RSUs covering 66,060 shares of our Class A common stock.

Ms. Warren was granted:

●	an option to purchase 11,000 shares of our Class A common stock, with an exercise price of $55.15; and
●	RSUs covering 18,099 shares of our Class A common stock.

Each of these awards granted to Mr. Stoppelman and Ms. Warren vests over four years from the date of grant, with 10% vesting over the first year, 20% vesting over the second year, 30% vesting over the third year and 40% vesting over the fourth year.

In January 2016, Ms. Warren also received:

●	an option to purchase 8,200 shares of our Class A common stock, with an exercise price of $27.60 per share; and
●	RSUs covering 12,065 shares of our Class A common stock.

Ms. Warren’s stock option vests in equal monthly installments over four years from the date of grant and her RSU vests in equal quarterly installments over four years from the date of grant.

Change in Control Benefits. In 2015, the Compensation Committee also granted Mr. Stoppelman and Ms. Warren certain change in control severance benefits: in the event they suffer an involuntary termination without cause or a constructive termination on or within 12 months following a change in control (as defined in the Severance Plan), they will receive accelerated vesting with respect to all unvested shares subject to their outstanding equity awards, provided that they sign a release of claims and comply with continuing obligations of confidentiality. The Compensation Committee provided these severance benefits to Mr. Stoppelman and Ms. Warren on the same terms as severance benefits provided to other Company employees with comparable seniority.

Other Benefits. Mr. Stoppelman and Ms. Warren each received our standard U.S. benefits package and $600 and $686, respectively, in reimbursements for health club memberships. The Yelp Foundation also made a matching charitable donation of $1,000 on behalf of Mr. Stoppelman in 2015. Each of these benefits was provided on the same terms as provided to all of our regular full-time employees.

The Yelp Foundation

In 2011, our Board approved the establishment of The Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Messrs. Stoppelman, Donaker, Krolik and Wilson are officers and directors of The Yelp Foundation. As described under “Executive Compensation,” The Yelp Foundation made matching charitable donations of $1,000 to charitable organizations on behalf of each of Messrs. Stoppelman, Krolik, Donaker and Wilson in 2015, as reflected in the Summary Compensation Table.

In addition, in 2015, The Yelp Foundation awarded grants totaling $32,000 to certain local branches of Reading Partners, a non-profit that provides reading instruction to elementary school students reading below grade level. Ms. Warren serves on the San Francisco Bay Area regional board of Reading Partners.

Indemnification

Our Amended and Restated Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Amended and Restated Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laurence Wilson Corporate Secretary

March 4, 2016

A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

ANNEX A

YELP INC.

2012 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: JANUARY 25, 2012
APPROVED BY THE STOCKHOLDERS: FEBRUARY 24, 2012
IPO DATE/EFFECTIVE DATE: MARCH 1, 2012
AMENDED BY THE BOARD OF DIRECTORS: JANUARY 30, 2013
APPROVED BY THE STOCKHOLDERS: JUNE 5, 2013
AMENDED BY THE BOARD OF DIRECTORS: JANUARY 27, 2016
APPROVED BY THE STOCKHOLDERS: APRIL 13, 2016

1. GENERAL.

(a) Successor to and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the Yelp! 2011 Equity Incentive Plan, as amended (the “Prior Plan”). From and after 12:01 a.m. Pacific time on the Effective Date, no additional stock awards will be granted under the Prior Plan. All Awards granted on or after 12:01 a.m. Pacific Time on the Effective Date will be granted under this Plan. All stock awards granted under the Prior Plan will remain subject to the terms of the Prior Plan.

(i) Any shares that would otherwise remain available for future grants under the Prior Plan as of 12:01 a.m. Pacific Time on the Effective Date (the “Prior Plan’s Available Reserve”) will cease to be available under the Prior Plan at such time. Instead, that number of shares of Common Stock equal to the Prior Plan’s Available Reserve will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grants and issuance pursuant to Stock Awards hereunder, up to the maximum number set forth in Section 3(a) below.

(ii) In addition, from and after 12:01 a.m. Pacific time on the Effective Date, with respect to the aggregate number of shares subject, at such time, to outstanding stock awards granted under either the Prior Plan or the Yelp! Inc. Amended and Restated 2005 Equity Incentive Plan that would, but for the operation of this sentence, subsequently return to the share reserve of the Prior Plan by operation of Sections 1(a) and 3(a) of the Prior Plan (such shares the “Returning Shares”), such shares will not return to the reserve of the Prior Plan, and instead that number of shares of Common Stock equal to the Returning Shares will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when the such a share becomes a Returning Share, up to the maximum number set forth in Section 3(a) below.

(b) Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive awards.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. This Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

A-1.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under his or her then-outstanding Award without his or her written consent.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan or an Award Agreement, no amendment of the Plan will materially impair that Participant’s rights under an outstanding Award without his or her written consent.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards. Except with respect to amendments that disqualify or impair the status of an Incentive Stock Option or as otherwise provided in the Plan or an Award Agreement, no amendment of an outstanding Award will materially impair that Participant’s rights under his or her outstanding Award without his or her written consent. To be clear, unless prohibited by applicable law, the Board may amend the terms of an Award without the affected Participant’s consent if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (C) to comply with other applicable laws.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

A-2.

(xi) To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Stock Award; (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash award and/or (6) award of other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such rights and options, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(x)(iii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

A-3.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards will not exceed 28,590,061 (the “Share Reserve”), which number is the sum of (i) the 3,575,500 shares that were initially reserved for issuance and approved by stockholders on February 24, 2012; (ii) the 2,540,210 shares subject to the January 1, 2013 annual increase; (iii) the 2,000,000 shares that were approved by stockholders on June 5, 2013, the date of the Company’s 2013 Annual Meeting of Stockholders; (iv) the 2,834,979 shares subject to the January 1, 2014 annual increase; (v) the 1,458,411 shares subject to the January 1, 2015 annual increase; (vi) the 3,039,312 shares subject to the January 1, 2016 annual increase; (vii) the 3,000,000 shares that were approved by stockholders on April 13, 2016, the date of the Company’s 2016 Annual Meeting of Stockholders; (viii) the 146,739 shares subject to the Prior Plan’s Available Reserve; and (ix) the number of shares that are Returning Shares, as such shares become available from time to time, in an amount not to exceed 9,994,910 shares. In addition, the Share Reserve will automatically increase on January 1st of each year, for a period of not more than six years, commencing on January 1, 2017 and ending on (and including) January 1, 2022, in an amount equal to 7.0% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.

(c) Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 27,500,000 shares of Common Stock.

(d) Section 162(m) Limitations. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code: (i) a maximum of 2,000,000 shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Stock Award is granted may be granted to any one Participant during any one calendar year, (ii) a maximum of 2,000,000 shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals) and (iii) a maximum of $2,000,000 may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

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4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in connection with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in connection with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

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(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if an option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the strike price. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order or official marital settlement agreement. If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

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(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR will terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of three months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received on exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of months (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 18 months following the date of death and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR will terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate upon the date on which the event giving rise to the termination for Cause first occurred, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date on which the event giving rise to the termination for Cause first occurred (or, if required by law, the date of termination of Continuous Service).

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(l) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company's then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

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(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d) above) that is payable (including that may be granted, vest or exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

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(ii) Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d) above) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period, and (b) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, the number of shares of Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, will determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

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(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

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(f) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with the rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(j) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

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(k) Compliance with Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(l) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

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(c) Corporate Transaction. The following provisions will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board will take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

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10. PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board (the “Adoption Date”), or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

11. EXISTENCE OF THE PLAN; TIMING OF FIRST GRANT OR EXERCISE.

The Plan will come into existence on the Adoption Date; provided, however, no Award may be granted prior to the IPO Date (that is, the Effective Date). In addition, no Stock Award will be exercised (or, in the case of a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, or Other Stock Award, will be granted) and no Performance Cash Award will be settled unless and until the Plan has been approved by the stockholders of the Company, which approval will be within 12 months after the date the Plan is adopted by the Board.

12. CHOICE OF LAW.

The law of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Cause” means the Participant’s termination because of: (A) the Participant’s engaging in any act of dishonesty or misrepresentation or willful commission of fraud; (B) the Participant’s violation of any federal, state or foreign law or regulation applicable to the Company’s business; (C) the Participant’s violation of the Company’s Code of Conduct, confidential information and/or inventions assignment agreement, or any similar obligations under contract or applicable law; (D) the Participant’s conviction of, or entering a plea of nolo contendere to, any felony; or (E) any other misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, which conduct, if capable of cure or remedy, is not cured or remedied within two weeks after written notice from the Company describing such conduct.

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(h) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (C) on account of the acquisition of securities of the Company by any individual who is, on the IPO Date, either an executive officer or a Director (either, an “IPO Investor”) and/or any entity in which an IPO Investor has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “IPO Entities” ) or on account of the IPO Entities continuing to hold shares that come to represent more than 50% of the combined voting power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation; or (D) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are owned by the IPO Entities;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring Entity or its parent are owned by the IPO Entities; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

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For purposes of determining voting power under the term Change in Control, voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares. In addition, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the term Change in Control will not include a change in the voting power of any one or more stockholders as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation, and (C) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

(i) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k) “Common Stock” means, as of the IPO Date, the Class A common stock of the Company, having 1 vote per share.

(l) “Company” means Yelp Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(n) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

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(o) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(p) “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(q) “Director” means a member of the Board.

(r) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(s) “Effective Date” means the IPO Date.

(t) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u) “Entity” means a corporation, partnership, limited liability company or other entity.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

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(x) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(y) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

(aa) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ff) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

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(ii) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj) “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes, depreciation, amortization and legal settlements; (v) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (vi) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (vii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (viii) total stockholder return; (ix) return on equity or average stockholder’s equity; (x) return on assets, investment, or capital employed; (xi) stock price; (xii) margin (including gross margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) pre-tax profit; (xvii) operating cash flow; (xviii) sales or revenue targets; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) user satisfaction; (xxx) stockholders’ equity; (xxxi) capital expenditures; (xxxii) debt levels; (xxxiii) operating profit or net operating profit; (xxxiv) workforce diversity; (xxxv) growth of net income or operating income; (xxxvi) billings; (xxxvii) bookings; (xxxviii) the number of users, including but not limited to unique users; (xxxix) employee retention; (xxxx) and to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

A-20.

(nn) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

(oo) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(pp) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq) “Plan” means this Yelp Inc. 2012 Equity Incentive Plan.

(rr) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ss) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(uu) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

A-21.

(vv) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(yy) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(zz) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(aaa) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(bbb) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ccc) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Affiliate.

A-22.

YELP INC.
140 NEW MONTGOMERY ST., 9TH FLOOR
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on April 12, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/YELP

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on April 12, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E01488-P72845	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELP INC. The Board of Directors recommends you vote FOR all of the following nominees:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees:

	01)	Fred D. Anderson, Jr.
	02)	Peter Fenton
	03)	Jeremy Levine

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐
3.	To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐
4.	To approve the Yelp Inc. 2012 Equity Incentive Plan, as amended.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E01489-P72845

YELP INC.

Annual Meeting of Stockholders
April 13, 2016 9:00 AM, PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2016 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Laurence Wilson and Rob Krolik, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2016 Annual Meeting of Stockholders of YELP INC. to be held at 9:00 AM, PDT on April 13, 2016 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/YELP.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxy holders will have the authority to vote FOR each of the nominees listed in Proposal No. 1 and FOR Proposal Nos. 2, 3 and 4.

Continued and to be signed on reverse side